Exhibit 99.1
Steel starts here. Appendix 4E Financial Report For the year ended December 31, 2025

TABLE OF CONTENTS Page Appendix 4E 1 Management’s Discussion and Analysis of Financial Condition and Results of Operations 3 Financial Statements 23

Appendix 4E

Coronado Global Resources Inc.
ARBN 628 199 468

The following comprises the financial information provided to the Australian Securities Exchange ("ASX") under Listing Rule 4.3A, including the consolidated results of Coronado Global Resources Inc. ("Coronado" or the "Company" or the "Group") for the financial year ended 31 December 2025 ("FY25").

All amounts in this Appendix 4E are denominated in United States dollars (USD) unless otherwise indicated.

Results for announcement to the market

Reporting period ("Current period"): Financial year ended 31 December 2025

Previous corresponding period ("Previous period"): Financial year ended 31 December 2024

(In US$ thousands)	31 December 2025	31 December 2024	% Variance
Revenue from ordinary activities	1,949,787	2,507,713	(22%)
Net loss from ordinary activities after tax attributable to members	(432,056)	(108,881)	(297%)
Net loss attributable to members	(432,056)	(108,881)	(297%)

A detailed discussion of the Company's operating results for the year ended 31 December 2025 is included Management's Discussion and Analysis of Financial Condition and Results of Operations of this report.

The audited consolidated balance sheets, statements of operations and comprehensive income, stockholders' equity, cash flows and related notes, or collectively, the consolidated financial statements, for the year ended 31 December 2025 are appended to this Appendix 4E.

Net tangible asset backing	Current period	Previous corresponding period
Net tangible asset backing per ordinary security (US$)	3.69	6.22
Net tangible asset backing per CDI (US$)	0.37	0.62

Dividends

Dividends per Chess Depository Interest ("CDI")	Paid on	Amount per CDI	Franked amount per CDI	Unfranked amount per CDI and declared to be conduit foreign income
Ordinary dividend - paid	4 April 2025	0.005	0.005	NIL

There are no dividend or distribution reinvestment plans in operation.

The Company did not gain or lose control over any entities during the year ended 31 December 2025, and there are no associates or joint venture entities relevant to the Company.

1

2 Net tangible asset backing per Ordinary Share/CDI (In US$ thousands, except share data) 31 December 2025 31 December 2024 Total Assets 2,625,555 2,517,752 Less: Goodwill 28,008 28,008 Less: Intangible assets 2,708 2,905 Less: Total Liabilities 1,975,809 1,444,867 Net tangible assets 619,030 1,041,972 Number of ordinary shares 167,645,373 167,645,373 Net tangible assets backing per ordinary Security $ 3.69 6.22 Number of CDIs 1,676,453,731 1,676,453,731 Net tangible assets backing per CDI $ 0.37 0.62

3 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS Overview Our results for the year ended December 31, 2025, were adversely impacted by weak conditions in the Met coal market. The benchmark PLV HCC FOB AUS average for the year ended December 31, 2025, of $188.3 per Mt represented a 21.7% decline from $240.4 per Mt for the year ended December 31, 2024. This decrease was driven by softer global crude steel production, particularly in China where subdued construction activity reduced import demand, together with improved seaborne supply as Australian production recovered from weather-related and operational disruptions experienced in 2024. Additional export volumes from other regions, including Mongolia and Russia, also contributed to downward pressure on prices throughout most of 2025. Notwithstanding these challenging market conditions, Coronado delivered improved operational performance in 2025. For the year ended December 31, 2025, saleable production totaled 16.0 MMt, 0.7 MMt higher than the same period in 2024 with sequential quarterly improvements and a strong second half. These gains reflected the successful ramp-up of the Mammoth Underground mine, completion of the Buchanan expansion project, increased dragline utilization at Curragh and productivity improvement across both operating regions. This was partially offset by weather impacts and unforeseen equipment downtime in Australia and idling of higher-cost surface operations at Logan. Despite higher saleable production, sales volume of 15.6 MMt for the year ended December 31, 2025 was 0.2 MMt lower than the year ended December 31, 2024. The decrease was primarily driven by logistics constraints at our U.S. Operations and shipment timing impacts at our Australian Operations. Met coal represented 75.7% of total sales volume and 91.6% of total coal revenues, with thermal coal comprising the remaining 24.3% of total sales volume and 8.4% of total coal revenues. Coal revenues were $1,920.4 million for the year ended December 31, 2025, a decrease of $524.4 million compared to 2024. This decline was driven primarily by lower average realized Met prices ($36.0 per Mt lower than 2024), slightly reduced sales volumes and sales mix weighted more towards thermal coal. We executed significant structural cost reductions during the year. Mining costs were $165.8 million lower than in 2024, reflecting contractor fleet reductions at our Australian Operations, productivity improvements and idling of surface operations at Logan. In addition, our Australian Operations benefited from favorable exchange rates of A$/US$ 0.64 compared to 0.66 for the same period in 2024. Mining costs per Mt sold improved to $97.5 in 2025, representing a reduction of $9.9 per Mt sold compared to 2024, driven by lower mining costs, partially offset by lower sales volume of 0.2 MMt. These operational and cost improvements led to meaningful margin recovery in the second half of 2025 and strengthened our earnings leverage entering 2026. Liquidity and Going Concern As of December 31, 2025, Coronado had $696.9 million aggregate principal amount of interest-bearing liabilities outstanding and cash and cash equivalents (excluding restricted cash) of $172.8 million resulting in net debt of $524.1 million. During 2025, Coronado took decisive actions to enhance liquidity, including securing incremental funding and concurrently amending the terms of its financial covenants, materially reducing operating and capital costs, and completing other financial support arrangements with Stanwell Corporation Limited, or Stanwell. On November 27, 2025, we refinanced our existing credit facility with Highland Park XII Pte. Ltd, an affiliate of Oaktree Capital Management L.P., through a new ABL Facility with Stanwell, or the ABL Facility. The ABL Facility matures in five years, bears interest of 9%, which may increase to 12% per annum depending on the level of Borrowing Base Ratio compared to the aggregate principal amount outstanding, or the Borrowing Base Ratio, and is subject to a minimum Borrowing Base Ratio, and from December 31, 2027, the maintenance of a gearing ratio and interest coverage ratio. Refer to Note 15. “Interest Bearing Liabilities” in the accompanying audited Consolidated Financial Statements for additional information.

4 Concurrently with the entry into the ABL Facility, we also amended the terms of our existing ACSA and NCSA with Stanwell as part of a broader financing package, providing near-term liquidity support through prepayments and Stanwell rebate relief. These amendments are expected to have a positive incremental impact on operating cashflows through the waiver of rebate amounts otherwise payable under the ACSA, deferral of other obligations with Stanwell, and prepayments in relation to future annual nominated contract tonnage and provide material downside protection during periods when the Company’s cash balance is below $250.0 million. These arrangements are intended to provide critical cash flow support and financial stability for the Company. The Curragh mine’s strategic importance, to both Stanwell’s ability to economically generate electricity for Queensland and Queensland’s overall energy security, was the primary motivating factor in Stanwell providing substantial financial assistance and concessions to the Company and supporting the ongoing viability of the Curragh mine and the security of coal supply to the Stanwell Power Station. Refer to Note 14. “Contract Obligations” in the accompanying audited Consolidated Financial Statements for additional information. On October 23, 2025, the manager of the Financial Provisioning Act, or the Scheme Manager, issued an indicative Annual Review Allocation of “High” for the Curragh mine complex’s Environmental Authority, or EA, number EPML00643713. As permitted under the Financial Provisioning Act, the Company made formal submissions to the Scheme manager requesting a review of this indicative rating. Following consideration of the Company’s formal submission, the Scheme Manager applied discretion as permitted under the Financial Provisioning Act to grant transitional relief allowing the application of the “Moderate-High” risk category. This risk category will apply until the next Annual Review Allocation for the Curragh mine complex, which is expected to occur in November 2026. Under the transitional “Moderate–High” risk category, the Company is required to make an annual contribution to the Scheme equivalent to 6.5% of Curragh’s Estimated Rehabilitation Cost, or the ERC, rather than provide financial assurance in the form of bank guarantees, insurance bonds or cash collateral equal to 100% of Curragh’s ERC. Since the previous interim period reporting, we have received significant liquidity support from Stanwell, entered into a new ABL Facility with an extended maturity and more flexible covenant terms (including reducing cross default risk with the Notes), benefited from improving metallurgical coal market conditions, demonstrated operational recovery, and obtained clarity regarding the outcome of the Scheme Manager’s final Annual Review Allocation. After evaluating these factors, we have concluded that our current cash and cash equivalents and forecasted cashflows will be sufficient to fund our operations and satisfy our obligations for at least one year from the issuance date of our Consolidated Financial Statements. Safety On December 18, 2025, operations at our Logan mining complex in West Virginia were temporarily suspended following a fatal injury to an employee to allow required investigations to be conducted. Production at Logan subsequently resumed on December 29, 2025. On January 2, 2026, following a separate fatal incident involving a worker at the Mammoth Underground Mine, operations at Mammoth Underground at Curragh were suspended. While the contracted operator of the mine, Mammoth Underground Mine Management Pty Ltd, is continuing to work with RSHQ on its investigation into the incident, operations were permitted to recommence on February 18, 2026. Full production from the mine is expected to be restored within the first quarter of 2026 in accordance with all requirements of RSHQ. For our Australian Operations, the twelve-month rolling average Total Reportable Injury Frequency Rate at December 31, 2025, was 3.62, compared to a rate of 2.22 at the end of December 31, 2024. At our U.S. Operations, the twelve-month rolling average Total Reportable Incident Rate at December 31, 2025 was 2.30, compared to a rate of 2.21 at the end of December 31, 2024. The safety of our workforce remains our highest priority, and we are committed to the safety and wellbeing of all employees and contractors. Coronado continues to implement targeted safety initiatives across its operations, with a focus on strengthening safety culture, improving operational controls, and reducing injury rates.

5 Segment Reporting In accordance with Accounting Standards Codification, or ASC, 280, Segment Reporting, we have adopted the following reporting segments: Australia and the United States. In addition, “Other and Corporate” is not a reporting segment but is disclosed for the purposes of reconciliation to our Consolidated Financial Statements. Results of Operations How We Evaluate Our Operations We evaluate our operations based on the volume of coal we can safely produce and sell in compliance with regulatory standards, and the prices we receive for our coal. Our sales volume and sales prices are largely dependent upon the terms of our coal sales contracts, for which prices generally are set based on daily index averages, on a quarterly basis or on an annual fixed price. Our management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability. These financial and operating metrics include: (i) safety and environmental metrics; (ii) Adjusted EBITDA; (iii) total sales volumes and average realized price per Mt sold, which we define as total coal revenues divided by total sales volume; (iv) Met coal sales volumes and average realized Met price per Mt sold, which we define as Met coal revenues divided by Met coal sales volume; (v) average segment mining costs per Mt sold, which we define as mining costs divided by sales volumes (excluding non-produced coal) for the respective segment; (vi) average segment operating costs per Mt sold, which we define as segment operating costs divided by sales volumes for the respective segment and (vii) net debt, which we define as cash and cash equivalents (excluding restricted cash) less outstanding aggregate principal amount of the Notes and other interest bearing liabilities. Coal revenues are shown on our Consolidated Statements of Operations and Comprehensive Income exclusive of other revenues. Generally, export sale contracts for our Australian Operations require us to bear the cost of freight from our mines to the applicable outbound shipping port, while freight costs from the port to the end destination are typically borne by the customer. When we sell through intermediaries to the export market from our U.S. Operations, sales are recognized when the title to the coal passes to the customer at the mine load out, similar to a domestic sale. For our domestic sales, customers typically bear the cost of freight. As such, freight expenses are excluded from the cost of coal revenues to allow for consistency and comparability in evaluating our operating performance. Non-GAAP Financial Measures; Other Measures The following discussion of our results includes references to and analysis of Adjusted EBITDA, Segment Adjusted EBITDA and mining costs, which are financial measures not recognized in accordance with U.S. GAAP. Non-GAAP financial measures, including Adjusted EBITDA, Segment Adjusted EBITDA, mining costs and net debt, are useful to our investors to measure our operating performance. Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. GAAP. These measures should not be considered in isolation or as substitute for measures of performance prepared in accordance with U.S. GAAP. Adjusted EBITDA, a non-GAAP measure, is defined as earnings before interest, tax, depreciation, depletion and amortization and other foreign exchange losses. Adjusted EBITDA is also adjusted for certain discrete non-recurring items that we exclude in analyzing each of our segments’ operating performance. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies. A reconciliation of Adjusted EBITDA to its most directly comparable measure under U.S. GAAP is included below. Segment Adjusted EBITDA is defined as Adjusted EBITDA by operating and reporting segment, adjusted for certain transactions, eliminations or adjustments that our CODM does not consider for making decisions to allocate resources among segments or assessing segment performance. Segment Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our Consolidated Financial Statements such as investors, industry analysts and lenders to assess the operating performance of the business. Mining costs, a non-GAAP measure, are based on the reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, and

6 further adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine. Mining costs exclude these cost components as our CODM does not view these costs as directly attributable to the production of coal. Mining costs is used as a supplemental financial measure by management, providing an accurate view of the costs directly attributable to the production of coal at our mining segments, and by external users of our Consolidated Financial Statements, such as investors, industry analysts and ratings agencies, to assess our mine operating performance in comparison to the mine operating performance of other companies in the coal industry. Net debt, a non-GAAP measure, is defined as cash and cash equivalents (excluding restricted cash), less the outstanding aggregate principal amount of the Notes, the ABL Facility and other interest bearing liabilities reported in our Consolidated Balance Sheets. Year Ended December 31, 2025 Compared to Year Ended December 31, 2024 Summary The financial and operational highlights for the year ended December 31, 2025 include: • Net loss of $432.1 million for the year ended December 31, 2025, was $323.2 million higher compared to a net loss of $108.9 million for the year ended December 31, 2024. The loss per share of the Company’s common stock was $2.58 for the year ended December 31, 2025 compared to a loss per share of common stock of $0.65 for the year ended December 31, 2024. The increase in net loss and loss per share of common stock was primarily driven by lower coal revenues and higher interest expense, partially offset by lower operating costs. • Average realized Met price per Mt sold of $149.3 for the year ended December 31, 2025, was $36.0 per Mt lower compared to $185.3 per Mt sold for the year ended December 31, 2024. The AUS PLV HCC index averaged $188.3 per Mt for the year ended December 31, 2025, a decline of $52.1 per Mt sold compared to the same period in 2024, reflecting weaker steel demand in key metallurgical coal markets, particularly China, together with improved supply from major exporting regions, including Australia and Russia. These market conditions placed sustained pressure on realized prices throughout most of 2025. • Sales volume of 15.6 MMt for the year ended December 31, 2025, was 0.2 million lower compared to the year ended December 31, 2024. The decrease was primarily driven by (1) rail, port and pier constraints at our U.S. Operations and co-shipment delays at our Australian Operations, (2) the impact of idling surface mining at our Logan mine at our U.S. Operations and (3) significant port inventory build at our Australian Operations in December 2023, caused by significant port constraints, that benefitted coal sales in the first quarter of 2024. • Adjusted EBITDA loss of $144.2 million for the year ended December 31, 2025, decreased by $259.3 million, compared to Adjusted EBITDA of $115.1 million for the year ended December 31, 2024. This decrease was primarily attributed to lower coal revenues, partially offset by lower operating costs. • As of December 31, 2025, the Company had a net debt of $524.1 million, consisting of $696.9 million of aggregate principal amounts of interest-bearing liabilities outstanding less cash and cash equivalents (excluding restricted cash) of $172.8 million.

	For Year Ended December 31, (US$ in thousands)			
	2025	2024	Change	%
Revenues:				
Coal revenues	1,920,416	2,444,862	(524,446)	(21.5%)
Other revenues	29,371	62,851	(33,480)	(53.3%)
Total revenues	1,949,787	2,507,713	(557,926)	(22.2%)
Costs and expenses:				
Cost of coal revenues (exclusive of items shown separately below)	1,524,569	1,714,987	(190,418)	(11.1%)
Depreciation, depletion and amortization	185,350	187,400	(2,050)	(1.1%)
Freight expenses	268,015	241,377	26,638	11.0%
Stanwell rebate	100,542	116,870	(16,328)	(14.0%)
Other royalties	163,747	289,678	(125,931)	(43.5%)
Selling, general, and administrative expenses	39,250	36,944	2,306	6.2%
Total costs and expenses	2,281,473	2,587,256	(305,783)	(11.8%)
Other income (expenses):				
Interest expense, net	(99,291)	(58,856)	(40,435)	68.7%
Loss on debt extinguishment	(19,258)	(14,732)	(4,526)	30.7%
(Increase) decrease in provision for discounting and credit losses	(4,758)	207	(4,965)	(2,398.6%)
Other, net	10,578	3,734	6,844	183.3%
Total other expense, net	(112,729)	(69,647)	(43,082)	61.9%
Loss before tax	(444,415)	(149,190)	(295,225)	197.9%
Income tax benefit	12,359	40,309	(27,950)	(69.3%)
Net loss attributable to Coronado Global Resources Inc.	(432,056)	(108,881)	(323,175)	296.8%

Coal revenues

Coal revenues were $1,920.4 million for the year ended December 31, 2025, a decrease of $524.4 million, compared to $2,444.9 million for the year ended December 31, 2024. This decrease was driven by lower average realized Met coal prices, due to persistent softness in global Met coal markets, and a sales mix weighted towards thermal coal compared to the same period in 2024, due to higher contracted thermal coal sales volumes in 2025.

Other revenues

Other revenues were $29.4 million for the year ended December 31, 2025, a decrease of $33.5 million compared to $62.9 million for the year ended December 31, 2024. The decrease was primarily driven by non-recurring termination fee revenue from a coal sales contract cancelled in the first quarter of 2024 at our U.S. Operations.

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8 Cost of coal revenues (exclusive of Items shown separately below) Cost of coal revenues is comprised of costs related to produced tons sold, along with changes in both the volumes and carrying values of coal inventory. Cost of coal revenues include items such as direct operating costs, which include employee-related costs, materials and supplies, contractor services, coal handling and preparation costs and production taxes. Total cost of coal revenues was $1,524.6 million for the year ended December 31, 2025, a decrease of $190.4 million, compared to $1,715.0 million for the same period in 2024. Cost of coal revenues for our Australian Operations for the year ended December 31, 2025, was $139.3 million lower compared to the same period in 2024, primarily driven by a reduction in contractor fleets beginning in March 2024 and associated cost savings, impacts of inventory build due to saleable production exceeding sales volume compared to an inventory drawdown in 2024, lower coal purchases and a favorable average foreign exchange rate on translation of our Australian Operations. Cost of coal revenues for our U.S. Operations was $51.1 million lower for the year ended December 31, 2025, compared to the same period in 2024, driven by cost reductions associated with the idling of Logan’s surface mines, curtailed development activity at Buchanan being ahead of schedule, lower maintenance costs and lower coal purchases in the 2025 period. Freight expenses Freight expenses totaled $268.0 million for the year ended December 31, 2025, an increase of $26.6 million, compared to $241.4 million for the year ended December 31, 2024. Our Australian Operations contributed $29.1 million due to higher export sales volume shipped through WICET, which attracts higher port handling charges and higher take-or-pay deficit tonnage costs. This was partially offset by a decrease of $2.4 million at our U.S. Operations driven by lower sales volumes of 0.3 MMt for the year ended December 31, 2025, compared to the same period in 2024. Stanwell rebate The Stanwell rebate was $100.5 million for the year ended December 31, 2025, a decrease of $16.3 million, as compared to $116.9 million for the year ended December 31, 2024. The decrease was due to lower realized reference coal pricing for the prior twelve-month period used to calculate the rebate compared to the same period in 2024 and favorable average foreign exchange rates on translation of the Australian Operations. Under the amended ACSA with Stanwell, it is expected that we will not incur any rebate from January 1, 2026 to the end of the contract term. Other royalties Other royalties were $163.7 million for the year ended December 31, 2025, a decrease of $125.9 million, as compared to $290.0 million for the year ended December 31, 2024. Our Australian Operations and U.S. Operations contributed $121.3 million and $5.0 million, respectively, of the decrease, a product of lower coal revenues combined with favorable average exchange rates on translation of the Australian Operations. Interest expense, net Interest expense, net was $99.3 million for the year ended December 31, 2025, an increase of $40.4 million compared to $58.9 million for the same period in 2024. The increase was primarily driven by higher average indebtedness during 2025, reflecting additional borrowings under the Notes since October 2024, drawdowns under the ABL Facility, insurance premium financing, and an interest-bearing coal prepayment from Stanwell. The increase was further impacted by lower interest income earned on cash equivalents and restricted deposits compared to the same period in 2024. Loss on debt extinguishment During the year ended December 31, 2025, in connection with the extinguishment of the predecessor credit facilities, the Company recognized a loss on debt extinguishment of $19.3 million, including an early redemption premium of $12.3 million and unamortized deferred debt issuance costs. During the year ended December 31, 2024, we recognized a loss on debt extinguishment of $14.7 million in connection with the early redemption of our predecessor 10.750% Senior Secured Notes due 2026.

9 Other, net Other, net was $10.6 million for the year ended December 31, 2025, an increase of $6.8 million compared to $3.7 million for the year ended December 31, 2024. During the year ended December 31, 2025, the Company recognized an $11.0 million gain on the disposal of the Russell County development property and a $2.2 million loss on the disposal of the idle Greenbrier assets, both of which were previously a part of our U.S. Operations. Included in the year ended December 31, 2024, was an impairment charge of $10.6 million against property, plant and equipment relating to a long-standing non-core idled asset within our U.S. Operations, which was sold on January 14, 2025. Income tax benefit Income tax benefit of $12.4 million for the year ended December 31, 2025, decreased by $27.9 million, compared to income tax benefit of $40.3 million for the same period in 2024, primarily driven by an effective tax rate of 2.8% for the year ended December 31, 2025. In calculating the annual effective tax rate for the Group: For the Australian operations, due to a three-year cumulative loss position and significant carried forward losses, a full valuation allowance was included as part of the annual effective tax rate calculation, thereby reducing the rate to nil. For the U.S. operations, due to a three-year cumulative loss position the recoverability of carried forward deferred tax assets was assessed and as a result a partial valuation allowance was included as part of the annual effective tax rate, thereby reducing the annual effective tax rate to 2.8% Year Ended December 31, 2024 Compared to Year Ended December 31, 2023 The Company’s comparison of 2024 results to 2023 results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, under Part II Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Supplemental Segment Financial Data

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Australian Operations

	For Year Ended December 31, (US$ in thousands)			
	2025	2024	Change	%
Sales volume (MMt)	10.2	10.2	—	0.6%
Total revenues ($)	1,185,298	1,594,981	(409,683)	(25.7)%
Coal revenues ($)	1,156,729	1,560,275	(403,546)	(25.9)%
Average realized price per Mt sold ($/Mt)	112.9	153.1	(40.2)	(26.3)%
Met sales volume (MMt)	6.9	7.2	(0.3)	(5.0)%
Met coal revenues ($)	1,024,828	1,472,477	(447,649)	(30.4)%
Average realized Met price per Mt sold ($/Mt)	149.3	203.9	(54.6)	(26.8)%
Mining costs ($)	932,030	1,054,066	(122,036)	(11.6)%
Mining costs per Mt sold ($/Mt)	91.0	104.6	(13.6)	(13.0)%
Operating costs ($)	1,344,899	1,592,431	(247,532)	(15.5)%
Operating costs per Mt sold ($/Mt)	131.3	156.3	(25.0)	(16.0)%
Segment Adjusted EBITDA ($)	(157,386)	3,401	(160,787)	(4,727.6)%

Coal revenues for our Australian Operations for the year ended December 31, 2025, were $1,156.7 million, a decrease of $403.5 million compared to $1,560.3 million for the year ended December 31, 2024. The decrease was primarily driven by lower average realized metallurgical coal prices, with realized prices of $149.3 per Mt sold in 2025, $54.6 per Mt sold lower than the prior year, reflecting weaker market conditions. Revenues were further impacted by an unfavorable sales mix weighted toward higher contracted thermal coal volumes, as well as shipment timing impacting Met coal export sales volumes.

Operating costs decreased by $247.5 million for the year ended December 31, 2025, driven by lower mining costs, and lower Stanwell rebates and other royalties, a product of lower realized prices and lower coal revenues. Mining costs were $122.0 million lower compared to the year ended December 31, 2024, attributable to cost savings from progressive reductions in contractor fleet costs beginning in March 2024, inventory build resulting from production exceeding sales volumes, and favorable foreign exchange movements on the translation of our Australian operations. Mining and operating costs per Mt sold were $13.6 and $25.0 lower, respectively, compared to the same period in 2024.

For the year ended December 31, 2025, Segment Adjusted EBITDA loss was $157.4 million, a decrease of $160.8 million compared to Segment Adjusted EBITDA of $3.4 million for the year ended December 31, 2024, driven by lower coal revenues, partially offset by lower operating costs.

U.S. Operations

	For Year Ended December 31, (US$ in thousands)			
	2025	2024	Change	%
Sales volume (MMt)	5.3	5.6	(0.3)	(5.7)%
Total revenues ($)	764,489	912,732	(148,243)	(16.2)%
Coal revenues ($)	763,687	884,587	(120,900)	(13.7)%
Average realized price per Mt sold ($/Mt)	143.4	156.7	(13.3)	(8.5)%
Met sales volume (MMt)	4.9	5.3	(0.4)	(7.8)%
Met coal revenues ($)	734,277	854,587	(120,310)	(14.1)%
Average realized Met price per Mt sold ($/Mt)	149.2	160.1	(10.9)	(6.8)%
Mining costs ($)	585,509	629,242	(43,733)	(7.0)%
Mining costs per Mt sold ($/Mt)	109.9	112.6	(2.7)	(2.3)%
Operating costs ($)	711,974	770,481	(58,507)	(7.6)%
Operating costs per Mt sold ($/Mt)	133.7	136.5	(2.8)	(2.1)%
Segment Adjusted EBITDA ($)	52,476	147,233	(94,757)	(64.4)%

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11 Coal revenues for our U.S. Operations decreased by $120.9 million, or 13.7%, to $763.7 million for the year ended December 31, 2025, compared to the same period in 2024. The decrease was primarily driven by weaker metallurgical coal market conditions, resulting in a lower average realized metallurgical coal price of $149.2 per Mt sold in 2025 compared to $160.1 per Mt sold in 2024, together with lower fixed pricing achieved under annual domestic coal contracts in 2025. Revenues were further impacted by sales volumes that were 0.3 MMt lower year over year, largely attributable to rail constraints that delayed shipments and shifted certain sales into 2026, as well as the idling of Logan surface operations during the first half of 2025. Operating costs were $58.5 million lower for the year ended December 31, 2025, compared to the same period in 2024, driven by lower mining costs, lower coal purchases and lower other royalties, a product of lower coal sales volumes and price realization. Mining costs decreased for the year ended December 31, 2025, and were $43.7 million lower compared to the year ended December 31, 2024, due to cost reduction associated with idling of Logan’s surface mines and reduced well drilling activity. Segment Adjusted EBITDA of $52.5 million for the year ended December 31, 2025, decreased by $94.8 million, or 64.4%, compared to $147.2 million for the year ended December 31, 2024. This decrease was primarily driven by lower coal revenues partially offset by lower operating costs. Corporate and Other Adjusted EBITDA The following table presents a summary of the components of corporate and other Adjusted EBITDA: For Year Ended December 31, (US$ in thousands) 2025 2024 Change % Corporate and other expenses 39,250 36,944 2,306 6.2% Other, net 7 (1,450) 1,457 (100.5)% Total corporate and other Adjusted EBITDA 39,257 35,494 3,763 10.6% Corporate and other Adjusted EBITDA loss increased $3.8 million to $39.3 million for the year ended December 31, 2025, compared to $35.5 million for the year ended December 31, 2024, due to costs incurred to pursue various initiatives to improve liquidity.

Mining and Operating Costs for the Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024

A reconciliation of segment costs and expenses, segment operating costs, and segment mining costs is shown below:

	For Year Ended December 31, 2025			
(US$ in thousands)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	1,428,839	811,294	41,340	2,281,473
Less: Selling, general and administrative expense	(19)	(13)	(39,218)	(39,250)
Less: Depreciation, depletion and amortization	(83,921)	(99,307)	(2,122)	(185,350)
Total operating costs	1,344,899	711,974	—	2,056,873
Less: Other royalties	(126,230)	(37,517)	—	(163,747)
Less: Stanwell rebate	(100,542)	—	—	(100,542)
Less: Freight expenses	(179,067)	(88,948)	—	(268,015)
Less: Other non-mining costs	(7,030)	—	—	(7,030)
Total mining costs	932,030	585,509	—	1,517,539
Sales volume excluding non-produced coal (MMt)	10.2	5.3	—	15.6
Mining cost per Mt sold ($/Mt)	91.0	109.9	—	97.5

	For Year Ended December 31, 2024			
(US$ in thousands)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	1,680,817	867,830	38,609	2,587,256
Less: Selling, general and administrative expense	(57)	—	(36,887)	(36,944)
Less: Depreciation, depletion and amortization	(88,329)	(97,349)	(1,722)	(187,400)
Total operating costs	1,592,431	770,481	—	2,362,912
Less: Other royalties	(247,201)	(42,477)	—	(289,678)
Less: Stanwell rebate	(116,870)	—	—	(116,870)
Less: Freight expenses	(149,987)	(91,390)	—	(241,377)
Less: Other non-mining costs	(24,307)	(7,372)	—	(31,679)
Total mining costs	1,054,066	629,242	—	1,683,308
Sales volume excluding non-produced coal (MMt)	10.1	5.6	—	15.7
Mining cost per Mt sold ($/Mt)	104.6	112.6	—	107.4

Average Realized Met Price for the Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024

A reconciliation of the Company's average realized Met coal revenue is shown below:

	For Year Ended December 31, (US$ in thousands)			
	2025	2024	Change	%
Met sales volume (MMt)	11.8	12.6	(0.8)	(6.3)%
Met coal revenues ($)	1,759,105	2,327,064	(567,959)	(24.4)%
Average realized Met price per Mt sold ($/Mt)	149.3	185.3	(36.0)	(19.5)%

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Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(US$ in thousands)	For year ended December 31, 2025	2024	2023
Reconciliation to Adjusted EBITDA:			
Net (loss) income	(432,056)	(108,881)	156,065
Add: Depreciation, depletion and amortization	185,350	187,400	160,711
Add: Interest expense, net	99,291	58,856	56,751
Add: Loss on debt extinguishment	19,258	14,732	1,385
Add: Income tax benefit	(12,359)	(40,309)	(32,251)
Add: (Gain) losses on sale of assets	(8,817)	4,574	4,846
Add: Other foreign exchange gains	(585)	(12,339)	(2,899)
Add: Impairment of assets	—	10,585	—
Add: Uncertain stamp duty position	—	—	41,321
Add: Restructuring costs	—	729	—
Add: Increase (decrease) in provision for discounting and credit losses	4,758	(207)	(4,216)
Add: Other costs	993	—	—
Adjusted EBITDA	(144,167)	115,140	381,713

Liquidity and Capital Resources

Overview

Our objective is to maintain a prudent capital structure and to ensure that sufficient liquid assets and funding are available to meet both anticipated and unanticipated financial obligations, including unforeseen events that could have an adverse impact on revenues or costs. Our principal sources of funds are cash and cash equivalents, cash flow from operations, eligible advance payments under our coal supply agreements with Stanwell and our ABL Facility.

Our primary uses of cash historically have been, and are expected to continue to be, the funding of our operations, working capital, capital expenditures, debt service obligations and, if permitted and declared, payment of distributions to shareholders.

Our ability to generate sufficient cash depends on our future performance which may be subject to a number of factors beyond our control, including, but not limited to, general economic and financial conditions, metallurgical coal pricing, competitive dynamics and weather-related impacts.

Sources of liquidity as of December 31, 2025 and December 31, 2024 were as follows:

(US$ in thousands)	December 31, 2025	2024
Cash and cash equivalents, excluding restricted cash	172,781	339,374
Undrawn capacity under the ABL Facility[1]	—	128,563
Total	172,781	467,937

[1] The available capacity under the ABL Facility was fully drawn as of December 31, 2025. Availability under the ABL Facility is limited to an eligible borrowing base, determined by applying customary advance rates to eligible accounts receivable and inventory.

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Our total indebtedness as of December 31, 2025 and December 31, 2024 consisted of the following:

(US$ in thousands)	2025	2024
Current installments of interest bearing liabilities	1,794	1,477
Interest bearing liabilities, excluding current installments	695,069	422,995
Current installments of other financial liabilities	9,488	6,163
Other financial liabilities, excluding current installments	37,032	19,694
Total	743,383	450,329

Liquidity

During 2025, Coronado took decisive actions to enhance liquidity, including securing incremental funding and concurrently amending the terms of its financial covenants, materially reducing operating and capital costs, and completing other financial support arrangements with Stanwell.

On November 27, 2025, we refinanced our existing credit facility with Highland Park XII Pte. Ltd, an affiliate of Oaktree Capital Management L.P., through a new ABL Facility with Stanwell. The ABL Facility matures in five years, bears interest of 9%, which may increase to 12% per annum depending on the level of the Borrowing Base Ratio, and is subject to a minimum Borrowing Base Ratio and, from December 31, 2027, the maintenance of a gearing ratio and interest coverage ratio. Refer to Note 15. "Interest Bearing Liabilities" in the accompanying audited Consolidated Financial Statements for additional information.

Concurrently with the entry into the ABL Facility, we also amended the terms of our existing ACSA and NCSA with Stanwell as part of a broader financing package, providing near-term liquidity support through prepayments and Stanwell rebate relief. These amendments are expected to have a positive incremental impact on operating cashflows through the waiver of rebate amounts otherwise payable under the ACSA, deferral of other obligations with Stanwell, and prepayments in relation to future annual nominated contract tonnage, and provide material downside protection during periods when the Company's cash balance is below $250.0 million. These arrangements are intended to provide critical cash flow support and financial stability for the Company. The Curragh mine's strategic importance, to both Stanwell's ability to economically generate electricity for Queensland and Queensland's overall energy security, was the primary motivating factor in Stanwell providing substantial financial assistance and concessions to the Company and supporting the ongoing viability of the Curragh mine and the security of coal supply to the Stanwell Power Station. Refer to Note 14. "Contract Obligations" in the accompanying audited Consolidated Financial Statements for additional information.

On October 23, 2025, the Scheme Manager issued an indicative Annual Review Allocation of "High" for the Curragh mine complex EA number EPML00643713. As permitted under the Financial Provisioning Act, we made formal submissions to the Scheme Manager requesting a review of this indicative rating. Following consideration of the Company's formal submission, the Scheme Manager applied discretion as permitted under the Financial Provisioning Act to grant transitional relief allowing the application of the "Moderate-High" risk category. This risk category will apply until the next Annual Review Allocation for the Curragh mine complex, which is expected to occur in November 2026.

Under the transitional "Moderate–High" risk category, the Company is required to make an annual contribution to the Scheme equivalent to 6.5% of Curragh's ERC, rather than provide financial assurance in the form of bank guarantees, insurance bonds or cash collateral equal to 100% of Curragh's ERC.

Our earnings and cash flows from operating activities for the year ended December 31. 2025 were significantly impacted by the continued subdued performance of Met coal markets, which led to low realized prices for the coal we sell. For the year ended December 31, 2025, we incurred net losses of $432.1 million. Despite this, as of December 31, 2025, we were in a materially improved financial position. Since the previous interim period reporting, we have received significant liquidity support from Stanwell, entered into a new ABL Facility with an extended maturity and more flexible covenant terms (including reducing cross default risk with the Notes), benefited from improving metallurgical coal market conditions, demonstrated operational recovery, and obtained clarity regarding the outcome of the Scheme Manager's final Annual Review Allocation.

As of December 31, 2025, our available liquidity, consisting of cash and cash equivalents (excluding restricted cash), was $172.8 million.

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15 After evaluating these factors, we have concluded that our current cash and cash equivalents and forecasted cashflows will be sufficient to fund our operations and satisfy our obligations for at least one year from the issuance date of our Consolidated Financial Statements. Our forecasts are subject to the achievement of production targets, and other factors beyond our control, including general economic conditions, metallurgical coal pricing, competitive dynamics and weather-related impacts. Our working capital requirements in the short to medium term are also dependent on variations in these factors and the preparation of forecasts requires management judgement. Cash and cash equivalents Cash and cash equivalents are held in multicurrency interest-bearing bank accounts available to be used to service the working capital needs of the Company. Cash balances surplus to immediate working capital requirements are invested in short-term interest-bearing deposit accounts or used to repay interest bearing liabilities. ABL Facility As of December 31, 2025, the aggregate principal amount outstanding under the ABL Facility was $272.1 million (A$406.6 million), including $7.1 million of foreign currency translation. The ABL Facility is a revolving credit facility that matures in five years. Availability under the ABL Facility is limited to an eligible borrowing base, determined by applying customary advance rates to eligible accounts receivable and inventory. Borrowings under the ABL Facility bear interest at a rate of 9% per annum, which may increase to 12% per annum depending on the level of the Borrowing Base Ratio. Amounts outstanding under the ABL Facility are secured by (i) a first priority lien on the ABL Collateral, and (ii) a second-priority lien on substantially all of the Company’s assets and the assets of the Guarantors, other than the ABL Collateral. The ABL Facility contains customary representations and warranties and affirmative and negative covenants including, among others, a quarterly Borrowing Base Ratio test and, from December 31, 2027, the maintenance of a gearing ratio and interest coverage ratio. The ABL Facility provides for customary events of default that may trigger certain repayment obligations and review events. A review event will occur under the ABL Facility if the Borrowing Base Ratio is below the specified minimum threshold of 80%. Following the occurrence of a review event, if Stanwell is not satisfied with the result of its discussions with the Borrowers, Stanwell may require the Borrowers to repay the outstanding borrowings in an aggregate amount sufficient to restore the Borrowing Base Ratio to the specified minimum threshold. In the event of a default by the Company (beyond any applicable grace or cure period, if any), the Administrative Agent may and, at the direction of Stanwell, shall declare all amounts owing under the ABL Facility immediately due and payable, terminate Stanwell’s commitment to make loans under the ABL Facility and/or exercise any and all remedies and other rights under the ABL Facility. Refer to Note 15. “Interest Bearing Liabilities” in the accompanying audited Consolidated Financial Statements for additional information. 9.250% Senior Secured Notes As of December 31, 2025, the outstanding amount of our Notes was $400.0 million. The Notes were issued at par and bear interest at a rate of 9.250% per annum. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2025. The Notes mature on October 1, 2029 and are senior secured obligations of the Issuer. The Indenture contains customary covenants for high yield bonds, including, but not limited to, limitations on investments, liens, indebtedness, asset sales, transactions with affiliates and restricted payments, including payment of dividends on capital stock. The Indenture contains customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or acceleration of certain other indebtedness,

16 certain events of bankruptcy and insolvency, and failure to pay certain judgments. An event of default under the Indenture will allow either the trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding Notes to accelerate, or in certain cases, will automatically cause acceleration of, the amounts due under the Notes. As of December 31, 2025, the Company was in compliance with all applicable covenants under the Indenture. Refer to Note 15. “Interest Bearing Liabilities” in the accompanying audited Consolidated Financial Statements for additional information. Loan – Curragh Housing Transaction In 2024, the Company completed the Curragh Housing Transaction, an agreement for accommodation services and the sale and leaseback of housing and accommodation assets with a regional infrastructure and accommodation service provider. The Curragh Housing Transaction did not satisfy the sale criteria under ASC 606, Revenues from Contracts with Customers and was deemed a financing arrangement. As a result, the proceeds of $23.0 million (A$34.6 million) received for the sale and leaseback of property, plant and equipment owned by the Company in connection with the Curragh Housing Transaction were recognized as “Other Financial Liabilities” on the Company’s Consolidated Balance Sheets. The term of the financing arrangement is ten years with an effective interest rate of 14.14%. This liability is settled through equal monthly payments as part of the accommodation service arrangement. In connection with the Curragh Housing Transaction, the Company borrowed $26.9 million (A$40.4 million) from the same regional infrastructure and accommodation service provider. This amount was recorded as “Interest Bearing Liabilities” in the Consolidated Balance Sheets. The amount borrowed is payable in equal monthly installments over a period of ten years, with an effective interest rate of 14.14%. Refer to Note 15. “Interest Bearing Liabilities” and Note 16. “Other Financial Liabilities” in the accompanying audited Consolidated Financial Statements for additional information. Finance leases During the year ended December 31, 2025, we entered into various finance lease agreements. Our total finance lease commitments were $33.4 million as at December 31, 2025. The terms of the outstanding lease agreements mature through August 2029 and bear fixed interest rates ranging from 8.6% to 14.0%. Surety bonds, letters of credit and bank guarantees We are required to provide financial assurance and other security to satisfy contractual and other requirements arising in the normal course of business. Some of these assurances are provided to comply with state or other government agencies’ statutes and regulations. For the U.S. Operations, in order to provide the required financial assurance for post mining reclamation, we generally use surety bonds. We also use surety bonds and bank letters of credit to collateralize certain other obligations including contractual obligations under workers’ compensation insurance. As of December 31, 2025, we had outstanding surety bonds of $20.0 million and bank guarantees outstanding of $10.0 million for our U.S. Operations. For the Australian Operations, as at December 31, 2025, we had bank guarantees outstanding of $35.7 million, primarily in respect of certain rail and port take-or-pay arrangements of the Company. As of December 31, 2025, the Company, in aggregate, had total outstanding bank guarantees provided of $45.7 million to secure its obligations and commitments. Future regulatory changes relating to these obligations could result in increased obligations, additional costs or additional collateral requirements.

17 Restricted deposits – cash collateral As required by certain agreements, we had total cash collateral in the form of deposits of $141.7 million as of December 31, 2025 to provide back-to-back support for bank guarantees, financial payments, other performance obligations, various other operating agreements and contractual obligations under workers compensation insurance. These deposits are restricted and classified as non-current assets in the Consolidated Balance Sheets. Future regulatory changes in relation to these obligations or deterioration of the Company’s credit rating could result in increased obligations, additional costs or additional collateral requirements. Stanwell contingent liability On November 27, 2025, we entered into the Second Amendment Deed with Stanwell that, among other things, waived the rebate amounts that would have otherwise been payable under the ACSA from January 1, 2026 until the final delivery date, which is expected to occur in the first half of 2027. Pursuant to the terms of the Second Amendment, if a change of control occurs within two years of the amendment date, we must obtain Stanwell’s prior consent and, prior to the change of control occurring, pay all rebates waived plus interest. Additionally, if our current controlling shareholder ceases to control us by disposing of 20% or more of its shares, we must immediately pay all rebates waived by Stanwell plus interest. The amount of this potential obligation, which depends on future events beyond our control, is subject to significant uncertainty due to its dependence on prevailing coal market prices during the waiver period and future coal export volumes. Both variables are inherently volatile and influenced by external factors beyond our control, including commodity price fluctuations, geopolitical developments, and market demand shifts. As a result, the Company does not believe it can reasonably estimate the amount of the potential obligation. Dividends During the year ended December 31, 2025, we paid $8.3 million in dividends to stockholders or CDI holders on the ASX, net of $0.1 million of foreign exchange gain on payment of dividends to certain CDI holders that elected to be paid in Australian dollars. Our dividend policy and the payment of future cash dividends are subject to the discretion of our Board of Directors. The decision as to whether or not a dividend will be paid is subject to a number of considerations including the general business environment, operating results, cash flows, future capital requirements, regulatory and contractual restrictions, as well as applicable covenants under the debt and other agreements and any other factors the Board of Directors may consider relevant. The Second Amendment entered with Stanwell includes restrictions on our ability to pay distributions to shareholders (e.g., a dividend), such that we are required to maintain a minimum cash liquidity of $300.0 million following payment of such distribution, the repurchase of the Notes in connection with the distribution and the payment of an equal or greater amount (up to a maximum of 3 times) than the distribution being used to reduce the Prepayment and Deferred Payment Balance owed to Stanwell. Capital Requirements Our main uses of cash have historically been the funding of our operations, working capital, capital expenditures, and the payment of interest and dividends. We intend to use cash to fund debt service payments on our Notes, the ABL Facility and our other indebtedness, to fund operating activities, working capital, capital expenditures and, if permitted and declared, payment of dividends.

Historical Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2025, 2024 and 2023 as reported in the accompanying Consolidated Financial Statements:

Cash Flow

	For Year Ended December 31,		
(US$ in thousands)	2025	2024	2023
Net cash (used in) provided by operating activities	(79,997)	74,039	268,282
Net cash used in investing activities	(298,737)	(226,336)	(238,168)
Net cash provided by (used in) financing activities	207,980	162,765	(24,679)
Net change in cash and cash equivalents	(170,754)	10,468	5,435
Effect of exchange rate changes on cash and cash equivalents	4,161	(10,138)	(769)
Cash and cash equivalents at beginning of period	339,625	339,295	334,629
Cash and cash equivalents at end of period	173,032	339,625	339,295

Operating activities

Net cash used in operating activities was $80.0 million for the year ended December 31, 2025, compared to net cash provided by operating activities of $74.0 million for the year ended December 31, 2024. The decrease in cash from operating activities was primarily driven by lower coal revenues, higher interest paid, and income tax payments in 2025 compared to tax refunds in 2024. This decrease was partially offset by lower operating costs, a prepayment from Stanwell of $75.0 million and a $67.2 million waiver and deferral of the Stanwell rebate, both of which are to be settled via future coal deliveries. The Stanwell prepayment and rebate deferral primarily reflect timing-related working capital benefits and do not represent permanent reductions in cash outflows.

Net cash provided by operating activities was $74.0 million for the year ended December 31, 2024, compared to $268.3 million for the year ended December 31, 2023. The decrease in cash from operating activities was primarily driven by lower coal revenues, higher operating costs and the additional payment of $51.5 million in relation to the stamp duty on Curragh's acquisition, including tax interest, partially offset by income tax refunds compared to income tax payments in 2023.

Investing activities

Net cash used in investing activities was $298.7 million for the year ended December 31, 2025, compared to $226.3 million for the year ended December 31, 2024. Cash spent on capital expenditures for the year ended December 31, 2025, was $244.8 million, of which $130.6 million related to the Australian Operations and $114.2 million was related to the U.S. Operations, and cash collateral of $72.8 million was posted as a security to satisfy certain contractual obligations. This was partially offset by proceeds from sale of idle assets and development properties within our U.S. Operations of $16.5 million and proceeds from sale of property, plant and equipment of $2.5 million.

Net cash used in investing activities was $226.3 million for the year ended December 31, 2024, compared to $238.2 million for the year ended December 31, 2023. Cash spent on capital expenditures for the year ended December 31, 2024, was $248.2 million, of which $83.6 million related to the Australian Operations and $164.6 million related to the U.S. Operations, and $24.3 million of restricted and other deposits was redeemed during the year. The increase in capital expenditures was largely due to the investment in organic growth projects at both of our U.S. Operations and Australian Operations.

Financing activities

Net cash provided by financing activities was $208.0 million for the year ended December 31, 2025. Included in net cash provided by financing activities were proceeds of $340.0 million in relation to the ABL Facility and the predecessor credit facility, partially offset by repayment of principal and a make-whole premium of $75.0 million and $12.5 million, respectively, in relation to the predecessor credit facility, payment for debt issuance and other financing costs of $8.2 million, $16.5 million in relation repayment of insurance premiums financed during the year, and dividend payments of $8.3 million (net of $0.1 million foreign exchange gain on payment

18

of dividends to certain CDI holders that elected to be paid in Australian dollars), with the remaining balance consisting of finance lease and other financial liabilities.

Net cash provided by financing activities was $162.8 million for the year ended December 31, 2024 compared to net cash used in financing activities of $24.7 million for the year ended December 31, 2023. The net cash provided by financing activities for the year ended December 31, 2024, largely related to the proceeds from interest bearing-liabilities and other financial liabilities of $449.9 million, partially offset by the repayment of interest bearing and other financial liabilities of $246.7 million, a call premium paid on the early redemption of debt of $9.8 million, payment of debt issuance and other financing costs of $13.9 million and dividend payments of $16.7 million.

Contractual Obligations

The following is a summary of our contractual obligations at December 31, 2025:

	Payments Due By Year				
(US$ in thousands)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Long-term financial liability obligations[1]	33,751	4,010	8,020	8,020	13,701
Interest-bearing liabilities[2]	711,523	4,682	9,364	681,479	15,998
Mineral lease commitments[3]	39,109	3,992	7,147	9,751	18,219
Operating and finance lease commitments	138,696	43,893	78,242	16,561	—
Unconditional purchase obligations[4]	7,800	7,800	—	—	—
Take-or-pay contracts[5]	618,254	98,785	201,451	209,967	108,051
Total contractual cash obligations	1,549,133	163,162	304,224	925,778	155,969

(1) Represents financial obligations relating to amounts outstanding from financial liabilities for a sale and lease back type arrangement.

(2) Represents financial obligations outstanding under the Notes, ABL Facility and Curragh Housing transaction. Refer to Note 15. “Interest Bearing Liabilities” in the accompanying audited Consolidated Financial Statements for additional discussion.

(3) Represents future minimum royalties and payments under mineral leases. Refer to Note 23. “Commitments” in the accompanying audited Consolidated Financial Statements for additional discussion.

(4) Represents firm purchase commitments for capital expenditures (based on orders to suppliers for capital purchases) for 2025.

(5) Represents various short- and long-term take-or-pay arrangements in Australia associated with rail and port commitments for the delivery of coal.

This table does not include our estimated Asset Retirement Obligations, or ARO. As discussed in “—Critical Accounting Policies and Estimates—Carrying Value of Asset Retirement Obligations” below, the current and non-current carrying amount of our ARO involves several estimates, including the amount and timing of the payments required to satisfy these obligations. The timing of payments is based on numerous factors, including projected mine closure dates. Based on our assumptions, the carrying amount of our ARO as determined in accordance with U.S. GAAP was $154.3 million as of December 31, 2025.

Critical Accounting Policies and Estimates

The preparation of our Consolidated Financial Statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting estimates that we believe are critical to our Consolidated Financial Statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting estimates and assumptions, as well as the resulting impact to our Consolidated Financial Statements, have been discussed with the Audit, Governance and Risk Committee of our Board of Directors.

19

20 See Note 2. “Summary of Significant Accounting Policies” to the accompanying audited Consolidated Financial Statements for a summary of our significant accounting policies. Fair Value of Non-Financial Assets Long-Lived Assets We review the carrying value of long-lived assets to be used in operations annually or whenever events or changes in circumstances indicate that the carrying amount of the assets or asset groups might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset group or a significant decline in the observable market value of an asset group, among others. If such factors indicate a potential impairment, the recoverability of the asset group is assessed by determining whether the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the asset group over the remaining economic life of the asset group. If the projected undiscounted cash flows are less than the carrying amount, an impairment is recorded for the excess of the carrying amount over the estimated fair value, which is generally determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Any such write down is included in impairment expense in our consolidated statement of operations. A high degree of judgment is required to estimate the fair value of our intangible and long-lived assets, and the conclusions that we reach could vary significantly based on these judgments. We make various assumptions, including assumptions regarding future cash flows, in our assessments of fair value. The assumptions about future cash flows are based on the current and long-term business plans related to the long-lived assets and may include sales volumes and prices, cost to produce, transportation costs and capital spending. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the long-lived assets. The Company recognized impairment charges of $10.6 million for the year ended December 31, 2024, against property, plant and equipment relating to a long-standing non-core idled asset within its U.S. Operations which was sold on January 14, 2025. The Company concluded that no impairment charges were required at any of the Company’s mining assets for the years ended December 31, 2025 and 2023. Goodwill Impairment We had a balance of goodwill of $28.0 million recorded at December 31, 2025, which was generated upon the acquisition of Buchanan in 2016. We perform our annual assessment of the recoverability of our goodwill in the fourth quarter of each year. We utilize a qualitative assessment for determining whether the quantitative goodwill impairment analysis is necessary. The accounting guidance permits entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test. In evaluating goodwill on a qualitative basis, we review the business performance of the Buchanan mine complex (the only reporting unit with a goodwill balance) and evaluate other relevant factors as identified in the relevant accounting guidance to determine whether it is more likely than not that an indicator of impairment exists at Buchanan. We consider whether there are any negative macroeconomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, or legal environments and how these factors might impact company specific performance in future periods. As part of the analysis, we also consider fair value determinations for certain reporting units that have been made at various points throughout the current and prior year for other purposes to ensure there is no contrary evidence to our analysis. At December 31, 2025, we did not perform a quantitative impairment assessment as we determined, based on our qualitative assessment, that no impairment indicators existed. Carrying Value of Asset Retirement Obligations The Company is required to maintain a liability (and associated asset) for the expected value of future retirement obligations on their mines, in line with ASC 410, Asset Retirement and Environmental Obligations.

21 Reclamation of areas disturbed by mining operations must be performed by us in accordance with approved reclamation plans and in compliance with state and federal laws in the states of West Virginia and Virginia in the U.S., and Queensland in Australia. For areas disturbed, a significant amount of the reclamation will take place in the future, when operations cease. There were no assets that were legally restricted for purposes of settling asset retirement obligations as of December 31, 2025. In addition, state agencies monitor compliance with the mine plans, including reclamation. Asset retirement obligations are determined for each mine using various estimates and assumptions, including estimates of disturbed area as determined from engineering data, estimates of future costs to reclaim the disturbed area and the timing of the related cash flows, escalated for inflation and discounted using a credit-adjusted risk-free rate, with an equivalent amount recorded as a long-lived asset. If the Company’s assumptions do not materialize as expected, the actual cash and costs it incurs could be materially different than currently estimated. An accretion cost is recorded each period and the capitalized cost is depreciated over the useful life of the related asset. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability is reduced. A review of restoration and decommissioning provisions is carried out annually on a mine-by-mine basis, and adjustments are made to reflect any changes in estimates, if necessary. On an interim basis, we may update the liability based on significant changes to the life of mine or significant increases in disturbances during the period. Recoverable Coal Reserves There are numerous uncertainties inherent in estimating quantities and values of economically recoverable coal reserves, including many factors beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by our staff and third-party qualified persons. Our reserves are periodically reviewed by an independent third party consultant. Some of the factors and assumptions which impact economically recoverable reserve estimates include: • geological characteristics; • historical production from the area compared with production from other producing areas; • the assumed effects of regulations and taxes by governmental agencies; • assumptions governing future prices; and • future operating costs. Each of these factors may in fact vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties, and classifications of these reserves based on the risk of recovery and estimates of future net cash flows, may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and these variances may be material. See Item 1A. “Risk Factors—We rely on estimates of our recoverable reserves, which is complex due to geological characteristics of the properties and the number of assumptions made” and Item 2. “Properties” for discussions of the uncertainties in estimating our proven and probable coal reserves. Taxes We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our Consolidated Financial Statements or tax returns for each taxing jurisdiction in which we operate. This process requires that deferred tax assets be reduced by a valuation allowance if it is “more likely than not” that some portion or all of the deferred tax asset will not be realized. In our evaluation, we take into account various factors, including the impact of various agreements and transactions that we enter into, taxable income in carryback years, reversals of existing taxable temporary differences and the expected amount of future taxable

22 income. These assumptions require significant judgement about forecasts of future taxable income and are consistent with the plans and estimates we use to manage our underlying business. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year’s liability by taxing authorities. These changes could have a significant impact on our financial position. Newly Adopted Accounting Standards and Accounting Standards Not Yet Implemented See Note 2. “Summary of Significant Accounting Policies” to the accompanying audited Consolidated Financial Statements for a discussion of newly adopted accounting standards and accounting standards not yet implemented.

23 FINANCIAL STATEMENTS TABLE OF CONTENTS Page Number Consolidated Balance Sheets 24 Consolidated Statements of Operations and Comprehensive Income 25 Consolidated Statements of Stockholders’ Equity 26 Consolidated Statements of Cash Flows 27 Notes to Consolidated Financial Statements 28 Report of Independent Auditors 66

24 Consolidated Balance Sheets (In US$ thousands, except share data) Assets Note December 31, 2025 December 31, 2024 Current assets: Cash and cash equivalents $ 173,032 $ 339,625 Trade receivables, net 6 250,921 209,110 Inventories 8 195,165 155,743 Other current assets 9 87,678 110,275 Total current assets 706,796 814,753 Non-current assets: Property, plant and equipment, net 10 1,654,455 1,507,130 Right of use asset – operating leases, net 12 86,481 90,143 Goodwill 2(i) 28,008 28,008 Intangible assets, net 2,708 2,905 Restricted deposits 24 141,696 68,471 Deferred income tax assets 20 — — Other non-current assets 9 5,411 6,342 Total assets $ 2,625,555 $ 2,517,752 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable $ 89,178 $ 101,743 Accrued expenses and other current liabilities 11 276,032 206,798 Asset retirement obligations 13 10,978 15,523 Contract obligations 14 22,445 37,090 Lease liabilities 12 34,300 19,502 Interest bearing liabilities 15 1,671 1,363 Income tax payable 20 21,024 17,568 Other current financial liabilities 16 1,424 5,988 Total current liabilities 457,052 405,575 Non-current liabilities: Asset retirement obligations 13 143,388 149,275 Contract obligations 14 522,968 312,822 Interest bearing liabilities 15 684,989 410,944 Other financial liabilities 16 18,888 18,881 Lease liabilities 12 83,866 74,241 Deferred income tax liabilities 20 23,249 36,737 Other non-current liabilities 41,409 36,392 Total liabilities $ 1,975,809 $ 1,444,867 Common stock $0.01 par value; 1,000,000,000 shares authorized, 167,645,373 shares issued and outstanding as of December 31, 2025 and December 31, 2024 1,677 1,677 Series A Preferred stock $0.01 par value; 100,000,000 shares authorized, 1 Share issued and outstanding as of December 31, 2025 and December 31, 2024 — — Additional paid-in capital 1,094,743 1,094,560 Accumulated other comprehensive losses 22 (120,444) (137,560) (Accumulated losses) retained earnings (326,230) 114,208 Total stockholders’ equity 649,746 1,072,885 Total liabilities and stockholders’ equity $ 2,625,555 $ 2,517,752 See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations and Comprehensive Income
(In US$ thousands, except share data)

	Note	Year Ended December 31, 2025	2024	2023
Revenues:				
Coal revenues		$ 1,920,416	$ 2,444,862	$ 2,830,689
Other revenues		29,371	62,851	59,914
Total revenues	3	1,949,787	2,507,713	2,890,603
Costs and expenses:				
Cost of coal revenues (exclusive of items shown separately below)		1,524,569	1,714,987	1,731,630
Depreciation, depletion and amortization		185,350	187,400	160,711
Freight expenses		268,015	241,377	259,710
Stanwell rebate		100,542	116,870	136,523
Other royalties		163,747	289,678	345,882
Selling, general, and administrative expenses		39,250	36,944	84,177
Total costs and expenses		2,281,473	2,587,256	2,718,633
Other income (expenses):				
Interest expense, net		(99,291)	(58,856)	(56,751)
Loss on debt extinguishment		(19,258)	(14,732)	(1,385)
(Increase) decrease in provision for discounting and credit losses		(4,758)	207	4,216
Other, net	4	10,578	3,734	5,764
Total other expense, net		(112,729)	(69,647)	(48,156)
(Loss) income before tax		(444,415)	(149,190)	123,814
Income tax benefit	20	12,359	40,309	32,251
Net (loss) income attributable to Coronado Global Resources Inc.		$ (432,056)	$ (108,881)	$ 156,065
Other comprehensive (loss) income, net of income taxes:				
Foreign currency translation adjustment	22	14,637	(47,633)	1,496
Net gain on cash flow hedges, net of tax	22	2,479	—	—
Total other comprehensive income (loss)		17,116	(47,633)	1,496
Total comprehensive (loss) income attributable to Coronado Global Resources Inc.		$ (414,940)	$ (156,514)	$ 157,561
(Loss) earnings per share of common stock				
Basic	5 (c)	(2.58)	(0.65)	0.93
Diluted	5 (c)	(2.58)	(0.65)	0.93

See accompanying notes to consolidated financial statements.

25

26 Consolidated Statements of Stockholders’ Equity (In US$ thousands, except share data) Common stock Preferred stock Additional paid in capital Accumulated other comprehensive losses (Accumulated losses) Retained earnings Total stockholders' Shares Amount Series A Amount equity Balance December 31, 2022 167,645,373 $ 1,677 1 $ — $ 1,092,282 $ (91,423) $ 100,554 $ 1,103,090 Net income — — — — — — 156,065 156,065 Other comprehensive income — — — — — 1,496 — 1,496 Total comprehensive income — — — — — 1,496 156,065 157,561 Stock-based compensation for equity classified awards — — — — 2,149 — — 2,149 Dividends — — — — — — (16,765) (16,765) Balance December 31, 2023 167,645,373 $ 1,677 1 $ — $ 1,094,431 $ (89,927) $ 239,854 $ 1,246,035 Net loss — — — — — — (108,881) (108,881) Other comprehensive loss — — — — — (47,633) — (47,633) Total comprehensive loss — — — — — (47,633) (108,881) (156,514) Stock-based compensation for equity classified awards — — — — 129 — — 129 Dividends — — — — — — (16,765) (16,765) Balance December 31, 2024 167,645,373 $ 1,677 1 $ — $ 1,094,560 $ (137,560) $ 114,208 $ 1,072,885 Net loss — — — — — — (432,056) (432,056) Other comprehensive income — — — — — 17,116 — 17,116 Total comprehensive income (loss) — — — — — 17,116 (432,056) (414,940) Stock-based compensation for equity classified awards — — — — 183 — — 183 Dividends — — — — — — (8,382) (8,382) Balance December 31, 2025 167,645,373 $ 1,677 1 $ — $ 1,094,743 $ (120,444) $ (326,230) $ 649,746 See accompanying notes to consolidated financial statements

27 Consolidated Statements of Cash Flows (In US$ thousands) Year Ended December 31, 2025 2024 2023 Cash flows from operating activities: Net (loss) income $ (432,056) $ (108,881) $ 156,065 Adjustments to reconcile net income to cash and cash equivalents provided by operating activities: Depreciation, depletion and amortization 187,359 190,923 163,862 Change in estimate of asset retirement obligation (2,009) (3,523) (3,151) Impairment of non-core assets — 10,585 — Amortization of right of use asset - operating leases 25,990 22,091 12,415 Amortization of deferred financing costs 3,679 3,989 4,300 Non-cash interest expense 46,568 34,912 30,997 Amortization of contract obligations (23,739) (31,443) (33,026) Gain on disposal of assets (8,817) — — Equity-based compensation expense 183 129 2,149 Loss on debt extinguishment 19,258 14,732 1,385 Deferred income taxes (14,276) (39,526) (21,338) Reclamation of asset retirement obligations (5,106) (9,724) (5,334) (Decrease) increase in provision for discounting and credit losses 4,758 (207) (4,216) Loss (gain) on translation of short-term inter-entity balances 4,490 (10,028) — Other (181) (694) 516 Changes in operating assets and liabilities: Accounts receivable - including related party receivables, net (35,340) 35,451 155,056 Inventories (32,704) 27,644 (32,774) Other current assets 10,672 (2,778) (477) Contract obligations 142,771 — — Accounts payable (13,795) (9,366) 40,159 Accrued expenses and other current liabilities 63,399 (97,895) (25,435) Operating lease liabilities (24,761) (21,050) (14,597) Income tax payable (351) 66,665 (164,834) Change in other liabilities 4,011 2,033 6,560 Net cash (used in) provided by operating activities (79,997) 74,039 268,282 Cash flows from investing activities: Capital expenditures (244,784) (248,142) (237,205) Proceeds from disposal of assets 18,837 — — Purchase of restricted and other deposits (111,723) (2,462) (27,213) Redemption of restricted and other deposits 38,933 24,268 26,250 Net cash used in investing activities (298,737) (226,336) (238,168) Cash flows from financing activities: Proceeds from interest bearing liabilities and other financial liabilities 340,000 449,860 — Debt issuance costs and other financing costs (8,116) (13,912) (3,436) Principal payments on interest bearing liabilities and other financial liabilities (99,574) (246,668) (4,361) Call premiums paid on early redemption of debt (12,250) (9,768) — Principal payments on finance lease obligations (3,747) (68) (127) Dividends paid (8,333) (16,679) (16,755) Net cash provided by (used in) financing activities 207,980 162,765 (24,679) Net (decrease) increase in cash and cash equivalents (170,754) 10,468 5,435 Effect of exchange rate changes on cash and cash equivalents 4,161 (10,138) (769) Cash and cash equivalents at beginning of period 339,625 339,295 334,629 Cash and cash equivalents at end of period $ 173,032 $ 339,625 $ 339,295 Supplemental disclosure of cash flow information: Cash payments for interest $ 58,815 $ 29,727 $ 28,632 Cash (refund) paid for taxes $ (1,695) $ (67,842) $ 147,106 Restricted cash $ 251 $ 251 $ 251 See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business, Basis of Presentation

(a) Nature of operations

Coronado Global Resources Inc. (together with its subsidiaries, the "Company" or "Coronado") is a global producer, marketer, and exporter of a full range of metallurgical coals, an essential element in the production of steel. The Company has a portfolio of operating mines and development projects in Queensland, Australia and in the states of Pennsylvania, Virginia and West Virginia in the United States, or U.S. For details of the Company's capital structure, refer to Note 5 "Capital Structure" for further information.

(b) Basis of Presentation

The Consolidated Financial Statements have been prepared in accordance with requirements of the U.S. Generally Accepted Accounting Principles, or U.S. GAAP, and are presented in U.S. dollars, unless otherwise stated.

The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. The Company, or Coronado, are used interchangeably to refer to Coronado Global Resources Inc. or Coronado Global Resources Inc. and its subsidiaries, as appropriate to the context. All intercompany balances and transactions have been eliminated on consolidation.

(c) Certain Significant Risks and Uncertainties

External factors, including general economic conditions, international events and circumstances, competitor actions, governmental actions and regulations are beyond the Company's control and can cause fluctuations in demand for coal and volatility in the price of commodities. This in turn may adversely impact the Company's future operating results and purchase or investment opportunities in the coal mining industry.

Concentration of customers

The Company has a credit policy that establishes procedures to determine creditworthiness and credit limits for trade customers and counterparties in the over-the-counter coal market. Generally, credit is extended based on an evaluation of the customer's financial condition. Collateral is not generally required, unless credit cannot be established.

Payments from customers are generally due between 21 to 90 days after invoicing. Invoicing usually occurs after shipment or delivery of goods.

The Company had certain customers whose accounts receivable balances individually represented 10% or more of the Company's total accounts receivable, or whose revenue individually represented 10% or more of the Company's total revenue.

The following table summarizes any customer whose revenue individually represented 10% or more of the Company's total coal revenues in the year ended December 31, 2025.

	Year Ended December 31,		
	2025	2024	2023
Tata Steel	18%	20%	21%
ArcelorMittal	12%	9%	10%

For the year ended December 31, 2025, $985.0 million, or 51.1%, of total coal revenues were attributable to five customers. In comparison, for the year ended December 31, 2024, $1,330.4 million, or 54.6%, of total coal revenues were attributable to five customers, and for the year ended December 31, 2023, $1,509.1 million, or 53.3%, of total coal revenues were attributable to five customers. As of December 31, 2025, the Company had four customers that accounted for $130.7 million, or 51.3%, of accounts receivable. As of December 31, 2024, the Company had four customers that accounted for $119.2 million, or 56.9%, of accounts receivable.

28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents revenues as a percent of total revenue from external customers by geographic region:

	Year Ended December 31,		
	2025	2024	2023
Asia	50%	59%	50%
North America	16%	14%	11%
South America	10%	8%	8%
Europe	9%	7%	6%
Australia	6%	3%	4%
Brokered sales	9%	9%	21%
Total	100%	100%	100%

The Company uses shipping destination as the basis for attributing revenue to individual countries. The transfer of title on brokered transactions may occur at a point that does not reflect the end usage point, therefore these sales are reflected as exports and classified as brokerage sales.

Concentration of labor

As of December 31, 2025, 10.7% of the Company's total employees are subject to the Curragh Mine Enterprise Agreement 2023. This agreement covers work carried out by permanent, full-time, temporary, and casual coal mining employees engaged by Curragh to fulfill production, maintenance and processing activities. Other than the Curragh Mine Enterprise Agreement 2023, there are no other collective bargaining agreements or union contracts covering employees of the Company.

Transportation

The Company depends upon port and rail transportation systems to deliver coal to its customers. Disruption of these transportation services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks, and other events could temporarily impair the Company's ability to supply coal to its customers. In the past, disruptions in these services have resulted in delayed shipments and production interruptions.

(d) Going concern

During the year ended December 31, 2025, the Company took decisive actions to enhance liquidity, including securing incremental funding and concurrently amending the terms of its financial covenants, materially reducing operating and capital costs, and completing other financial support arrangements with Stanwell.

On November 27, 2025, the Company completed refinancing of its existing credit facility with Highland Park XII Pte. Ltd, an affiliate of Oaktree Capital Management L.P., through a new senior secured asset-based revolving credit agreement with Stanwell Corporation Limited, or Stanwell, for an aggregate principal amount up to $265.0 million, or the ABL Facility. The ABL Facility matures in five years, bears interest at 9%, which may increase to 12% per annum depending on the level of the Borrowing Base Ratio and is subject to a minimum Borrowing Base Ratio and, from December 31, 2027, the maintenance of gearing ratio and interest coverage ratio. Refer to Note 15 "Interest Bearing Liabilities" for further information.

Concurrently with the entry into the ABL Facility, the Company entered into a Second Amendment Deed that, among other matters, amends the terms of its existing Amended Coal Supply Agreement, dated as of November 6, 2009, or the ACSA, and the New Coal Supply Agreement, dated as of July 12, 2019, or the NCSA, with Stanwell. These amendments are expected to have a positive incremental impact on operating cashflows through the waiver of rebate amounts otherwise payable under the ACSA, deferral of other obligations with Stanwell, and prepayments in relation to future annual nominated contract tonnage, and provide material downside protection during periods when the Company's cash balance is below $250.0 million. These arrangements are intended to provide critical cash flow support and financial stability for the Company. The Curragh mine's strategic importance, to both Stanwell's ability to economically generate electricity for Queensland and Queensland's overall energy security, was the primary motivating factor in Stanwell providing substantial financial assistance and concessions to the Company and supporting the ongoing viability of the Curragh mine and the security of coal supply to the Stanwell Power Station. Refer to Note 14 "Contract Obligations" for further information.

29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 30 On October 23, 2025, the manager of the Financial Provisioning Act, or the Scheme Manager, issued an indicative Annual Review Allocation of “High” for the Curragh mine complex’s Environmental Authority, or EA, number EPML00643713. As permitted under the Financial Provisioning Act, the Company made formal submissions to the Scheme manager requesting a review of this indicative rating. Following consideration of the Company’s formal submission, the Scheme Manager applied discretion as permitted under the Financial Provisioning Act to grant transitional relief allowing the application of the “Moderate-High” risk category. This risk category will apply until the next Annual Review Allocation for the Curragh mine complex, which is expected to occur in November 2026. Under the transitional “Moderate–High” risk category, the Company is required to make an annual contribution to the Scheme equivalent to 6.5% of Curragh’s Estimated Rehabilitation Cost, or the ERC, rather than provide financial assurance in the form of bank guarantees, insurance bonds or cash collateral equal to 100% of Curragh’s ERC. The Company’s earnings and cash flows from operating activities for the year ended December 31. 2025 were significantly impacted by the continued subdued performance of Met coal markets, which led to low realized prices for the coal the Company sells. For the year ended December 31, 2025, the Company incurred net losses of $432.1 million. Despite this, the Company was in a materially improved financial position as of December 31, 2025. Since the previous interim period reporting assessment, the Company executed and received significant liquidity support from Stanwell, entered into a new ABL Facility with an extended maturity and more flexible covenant terms (including reducing cross default risk with the Notes), benefited from improving metallurgical coal market conditions, demonstrated operational recovery, and obtained clarity regarding the outcome of the Scheme Manager’s final Annual Review Allocation. As of December 31, 2025, the Company’s available liquidity, consisting of cash and cash equivalents (excluding restricted cash), was $172.8 million. After evaluating these factors, the Company has concluded that its current cash and cash equivalents and forecasted cashflows will be sufficient to fund its operations and satisfy its obligations for at least one year from the issuance date of these financial statements. In prior interim reporting periods, the Company concluded that conditions and events existed that caused substantial doubt about its ability to continue as a going concern, primarily due to uncertainty regarding near-term liquidity, refinancing of its asset-based revolving credit facility (which included financial covenants that had the potential to result in a cross default with the Company’s Senior Secured Notes) and the potential requirement to provide financial assurance under the Mineral and Energy Resources (Financial Provisioning) Act 2018 (Qld), or the Financial Provisioning Act. This has now been alleviated as is described above and as such the substantial doubt identified in prior interim reporting periods no longer exist at December 31, 2025. The Company’s forecasts are subject to the achievement of production targets, and other factors beyond its control, including general economic conditions, metallurgical coal pricing, competitive dynamics and weather-related impacts. The Company’s working capital requirements in the short to medium term are also dependent on variations in these factors and the preparation of forecasts requires management judgement. 2. Summary of Significant Accounting Policies (a) Newly Adopted Accounting Standards Accounting Standards Update, or ASU, 2023-09 - Income Taxes (Topic 740): Improvements to Income Tax Disclosures. In December 2023, the FASB issued ASU 2023-09, which modifies the rules on income tax disclosures to require companies to disclose specific categories in the rate reconciliation, the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and income tax expense or benefit from continuing operations (separated by federal, state, and foreign). The updated standard was effective for annual periods beginning after December 15, 2024. The updated standard impacted only the financial statement disclosures, with no impact on the Company’s results of operation, cash flows and financial position. The required disclosures are included in Note 20. “Income Taxes.”

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 31 (b) Accounting Standards Not Yet Implemented ASU 2024-03 - Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. In November 2024, the FASB issued ASU 2024-03, which require disclosure, in the notes to financial statements, of specified information about certain costs and expenses. The amendments aim to improve financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The updated standard is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact that the updated standard will have on its financial statement disclosures. ASU 2025-11 - Interim Reporting (Topic 270): Narrow-Scope Improvements. In December 2025, FASB issued ASU 2025-11 to clarify interim financial reporting guidance under Topic 270. The amendments aim to make the interim reporting requirements easier to navigate and apply. The amendments do not change the substance of existing interim reporting requirements but reorganize and clarify when and how the guidance applies. The amendments also introduce a new disclosure principle requiring entities to disclose events and changes occurring since the end of the last annual reporting period that have a material impact on the entity. The updated standard will be effective for annual periods beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. The Company is currently evaluating the impact that the updated standard will have on its financial statement disclosures. There have been no other recent accounting pronouncements not yet effective that have significance, or potential significance, to the Company’s Consolidated Financial Statements. (c) Reclassifications Certain amounts in the prior period Consolidated Balance Sheet have been reclassified to conform to the current period presentation. These reclassifications relate to the presentation of contract obligations which were previously reported within a different financial statement line item. These changes had no impact on the Company’s previously reported net income (loss). (d) Use of Estimates The preparation of Consolidated Financial Statements in conformity with U.S. GAAP requires management to make certain judgements, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates. Significant items subject to such estimates and assumptions include asset retirement obligations; useful lives for depreciation, depletion and amortization; expected credit losses; deferred income tax assets and liabilities; values of coal properties; goodwill; workers’ compensation liability; and other contingencies. (e) Foreign Currency Financial Statements of Foreign Operations The reporting currency of the Company is the U.S. Dollar, or US$. Functional currency is determined by the primary economic environment in which an entity operates. The functional currency of the Company and its subsidiaries is the US$, with the exception of two foreign operating subsidiaries, Coronado Curragh Pty Ltd, or Curragh, and its immediate parent, Coronado Australia Holdings Pty Ltd, or CAH, whose functional currency is the Australian dollar, or A$, since Curragh’s predominant sources of operating expenses are denominated in that currency. Assets and liabilities are translated at the year-end exchange rate and items in the statement of operations are translated at average rates with gains and losses from translation recorded in other comprehensive losses. Foreign Currency Transactions Monetary assets and liabilities are remeasured at year-end exchange rates while non-monetary items are remeasured at historical rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 32 Gains and losses from foreign currency remeasurement related to Curragh’s US$ receivables are included in coal revenues. All other gains and losses from foreign currency remeasurement and foreign currency forward contracts are included in “Other, net,” with the exception of foreign currency gains or losses on long-term intercompany loan balances which are classified within “Accumulated other comprehensive losses.” The Company may periodically enter into arrangements that protect against the volatility of foreign currency, including forward currency derivative contracts. Refer to Note 21. “Derivatives and Fair Value Measurement” for further information. The total aggregate impact of foreign currency transaction gains or losses on the Consolidated Statements of Operations and Comprehensive Income was a net loss of $6.2 million, net gain of $21.6 million and net gain of $2.5 million for the years ended December 31, 2025, 2024 and 2023, respectively. The total impact of foreign currency transactions related to US$ coal sales in Australia (included in the total above) was a net loss of $8.8 million, net gain of $8.4 million and net loss of $1.0 million for the years ended December 31, 2025, 2024 and 2023, respectively. (f) Cash and Cash Equivalents Cash and cash equivalents include cash at bank and short-term, highly liquid investments with an original maturity date of three months or less. The Company had $106.9 million and $221.4 million of short-term, highly liquid investments classified as cash equivalents as of December 31, 2025 and 2024, respectively. “Cash and cash equivalents,” as disclosed in the accompanying Consolidated Balance Sheets, includes $0.3 million of restricted cash at December 31, 2025 and 2024. (g) Trade Accounts Receivables Trade accounts receivables represent customer obligations that are derived from revenue recognized from contracts with customers. The Company extends trade credit to its customers in the ordinary course of business based on an evaluation of the individual customer’s financial condition. Trade receivables are initially recorded at fair value and subsequently at amortized cost, less any Expected Credit Losses, or ECL. The Company determines ECL on a forward-looking basis for the expected lifetime losses on trade accounts receivable. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument. The ECL is estimated based on the Company’s historic credit loss experience, adjusted for factors that are specific to the financial asset, general economic conditions, financial asset type, term and an assessment of both the current as well as forecast conditions, including expected timing of collection, at the reporting date, modified for credit enhancements such as letters of credit obtained. To measure ECL, trade receivables have been grouped based on shared credit risk characteristics and the days past due. The amount of credit loss is recognized in the Consolidated Statements of Operations and Comprehensive Income within “Provision for discounting and credit losses.” The Company writes off a financial asset when there is information indicating there is no realistic prospect of recovery of the asset from the counterparty. Subsequent recoveries of amounts previously written off are credited against “Provision for discounting and credit losses” in the Consolidated Statements of Operations and Comprehensive Income. (h) Inventories Coal is recorded as inventory at the point in time the coal is extracted from the mine. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Saleable coal represents coal stockpiles which require no further processing prior to shipment to a customer. Coal inventories are stated at the lower of average cost and net realizable value. The cost of coal inventories is determined based on an average cost of production, which includes all costs incurred to extract, transport and process the coal. Net realizable value considers the estimated sales price of the particular coal product, less applicable selling costs, depending on the location of the coal stockpile, and, in the case of raw coal, estimated remaining processing costs. Supplies inventory is comprised of replacement parts for operational equipment and other miscellaneous materials and supplies required for mining, which are stated at cost on the date of purchase. Supplies inventory is valued at the lower of average cost or net realizable value, less a reserve for obsolete or surplus items. This reserve incorporates several factors, such as anticipated usage, inventory turnover and inventory levels. It is not customary to sell these inventories; the Company plans to use them in mining operations as needed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 33 (i) Property, Plant and Equipment, Impairment of Long-Lived Assets and Goodwill Property, Plant, and Equipment Costs for mine development incurred to expand capacity of operating mines or to develop new mines and certain mining equipment are capitalized and charged to operations on the hours of usage or units of production method over the estimated proven and probable reserve tons directly benefiting from the capital expenditures. Mine development costs include costs incurred for site preparation and development of the mines during the development stage. Mineral rights and reserves acquired are measured at cost and are depleted on a units-of-production method over the estimated proven and probable reserve tons of the relevant mineral property. Capitalized costs related to internal-use software are amortized on a straight-line basis over the estimated useful lives of the assets. Property, plant, and equipment are recorded at cost and include expenditures for improvements when they substantially increase the productive lives of existing assets. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets of 3 to 10 years for machinery, mining equipment and transportation vehicles, 5 to 10 years for office equipment, and 10 to 20 years for plant, buildings and improvements. Maintenance and repair costs are expensed to operations as incurred. When equipment is retired or disposed, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss on disposal is recognized in operations. Impairment of long-lived assets Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. In circumstances in which the Company intends to sell a long-lived or asset group that did not satisfy the criteria to be classified as “held-for-sale,” an impairment charge is recorded when the carrying amount of the disposal group exceeds its estimated fair value, less costs to sell. The Company recognized an impairment charge of $10.6 million against property, plant and equipment relating to a long-standing non-core idle asset within the U.S. Operation for the year ended December 31, 2024. The Company concluded that no impairment charges were required at any of the Company’s mining assets for the years ended December 31, 2025 and 2023. Goodwill Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. In connection with the Buchanan acquisition on March 31, 2016, the Company recorded goodwill in the amount of $28.0 million. The Company performed a qualitative assessment to determine if impairment was required at December 31, 2025 and 2024. Based upon the Company’s qualitative assessment, it is more likely than not that the fair value of the reporting unit is greater than its carrying amount at December 31, 2025 and 2024. As a result, no impairment was required, and the balance of goodwill at both December 31, 2025 and 2024 was $28.0 million. The Company has not noted any indicators of impairment since the acquisition date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 34 Goodwill is not amortized but is reviewed for impairment annually or when circumstances or other events indicate that impairment may have occurred. The Company follows the guidance in Accounting Standards Update 2017- 04 - Intangibles – Goodwill and Other: Simplifying the Test for Goodwill Impairment (ASU 2017-04). The Company makes a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount. Circumstances that are considered as part of the qualitative assessment and could trigger a quantitative impairment test include, but are not limited to, a significant adverse change in the business climate; a significant adverse legal judgment; adverse cash flow trends; an adverse action or assessment by a government agency; unanticipated competition; and a significant restructuring charge within a reporting unit. If a quantitative assessment is determined to be necessary, the Company compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the Company recognizes an impairment charge for the amount by which the carrying amount exceeds its fair value to the extent of the amount of goodwill allocated to that reporting unit. The Company defines reporting units at the mining asset level. For purposes of testing goodwill for impairment, goodwill has been allocated to the reporting units to the extent it relates to each reporting unit. (j) Asset Retirement Obligations The Company’s asset retirement obligation, or ARO, liabilities primarily consist of estimates of the cost of reclamation of surface land and support facilities at both surface and underground mines in accordance with applicable reclamation laws and regulations in the U.S. and Australia as defined by each mining permit. The Company estimates its ARO liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation and then discounted at the credit-adjusted, risk-free rate. The Company records an ARO asset associated with the discounted liability for final reclamation and mine closure. The obligation and corresponding asset are recognized in the period in which the liability is incurred. The ARO asset is amortized on the units-of-production method over the expected life of the related asset and the ARO liability is accreted to the projected spending date. As changes in estimates occur (such as mine plan revisions, changes in estimated costs or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit-adjusted, risk-free rate. The Company also recognizes an obligation for contemporaneous reclamation liabilities incurred as a result of surface mining. Contemporaneous reclamation consists primarily of grading, topsoil replacement and re-vegetation of backfilled pit areas. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. The Company annually reviews its estimated future cash flows for its asset retirement obligations. (k) Borrowing Costs Borrowing costs are recognized as an expense when they are incurred, except for interest charges attributable to major projects with substantial development and construction phases, which are capitalized as part of the cost of the asset. There was no interest capitalized during the years ended December 31, 2025, 2024 and 2023. (l) Leases From time to time, the Company enters into contractual agreements to lease property, plant and equipment. In addition, the Company also enters into mining services contracts which may include embedded leases of mining equipment. Based upon the Company’s assessment of the terms of a specific lease agreement, the Company classifies a lease as either finance or operating. Finance Leases Right of Use, or ROU, assets related to finance leases are presented in “Property, plant and equipment, net” on the Consolidated Balance Sheets. Lease liabilities related to finance leases are presented in “Lease Liabilities” (current) and “Lease Liabilities” (non-current) on the Consolidated Balance Sheets. Finance lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of the future lease payments over the lease term. The discount rate used to determine the present value of the lease payments is the rate implicit in the lease unless that rate cannot be readily determined, in which case the Company utilizes its incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 35 Operating Leases ROU assets related to operating leases are presented as “Right of Use assets – operating leases, net” on the Consolidated Balance Sheets. Lease liabilities related to operating leases that are subject to the Accounting Standards Codification, or ASC, 842 measurement requirements, such as operating leases with lease terms greater than twelve months, are presented in “Lease Liabilities” (current) and “Lease Liabilities” (non-current) on the Consolidated Balance Sheets. Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of the future lease payments over the lease term. The discount rate used to determine the present value of the lease payments is the rate implicit in the lease unless that rate cannot be readily determined, in which case, the Company utilizes its incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. Operating lease ROU assets may also include any cumulative prepaid or accrued rent when the lease payments are uneven throughout the lease term. The ROU assets and lease liabilities may also include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The ROU asset includes any lease payments made and lease incentives received prior to the commencement date. The Company has lease arrangements with lease and non-lease components which are accounted for separately. Non-lease components of the lease payments are expensed as incurred and are not included in determining the present value. (m) Royalties Lease rights to coal lands are often acquired in exchange for royalty payments. For our Australian Operations, royalties are payable monthly as a percentage of the gross realization from the sale of the coal mined using surface mining methods and underground methods. At our U.S. Operations, royalties are payable monthly as a percentage of the gross realization for coal produced using underground mining methods. Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production. The Company had advance mining royalties of $5.7 million and $9.8 million respectively, included in “Other current assets” as of December 31, 2025 and 2024. (n) Stanwell Rebate The Stanwell rebate relates to a contractual arrangement entered into by the Company and Stanwell Corporation Limited, a State of Queensland-owned electricity generator, which required payment of a rebate for export coal sold from some of Curragh’s mining tenements. The rebate obligation is accounted for as an executory contract and the expense is recognized as incurred. On November 27, 2025, the Company entered into a Second Amendment Deed with Stanwell that, among other matters, waived the rebate amounts that would have otherwise been payable by the Company from January 1, 2026 until the final delivery date pursuant to the ACSA, which date is expected to occur in the first half of 2027. Refer to Note 14. “Contract Obligations” for further information. (o) Revenue Recognition The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Once a contract is identified, the Company evaluates whether the combined or single contract should be accounted for as more than one performance obligation. The Company recognizes revenue when control is transferred to the customer. For the Company’s contracts, in order to determine the point in time when control transfers to customers, the Company uses standard shipping terms to determine the timing of transfer of legal title and the significant risks and rewards of ownership. The Company also considers other indicators including timing of when the Company has a present right to payment and when physical possession of products is transferred to customers. The amount of revenue recognized includes any adjustments for variable consideration, which is included in the transaction price and allocated to each performance obligation based on the relative standalone selling price. The variable consideration is estimated through the course of the contract using management’s best estimates. The majority of the Company’s revenue is derived from short-term contracts where the time between confirmation of sales orders and collection of cash is not more than a few months. During 2025, the Company secured long-term contracts with varying pricing arrangements and including prepayments. Refer to Note 14. “Contract Obligations” for further information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 36 Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction that are collected by the Company from a customer are excluded from revenue. Performance Obligations A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Revenue is recognized at a point in time. The Company’s contracts have multiple performance obligations as the promise to transfer the individual unit of coal is separately identifiable from other units of coal promised in the contracts and, therefore, distinct. Performance obligations, as described above, primarily relate to the Company’s promise to deliver a designated quantity and type of coal within the quality specifications stated in the contract. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation on a relative standalone selling price basis. The standalone selling price is determined at each contract inception using an adjusted market assessment approach. This approach focuses on the amount that the Company believes the market is willing to pay for a good or service, considering market conditions, such as benchmark pricing, competitor pricing, market awareness of the product and current market trends that affect the pricing. Warranties provided to customers are assurance-type warranties on the fitness of purpose and merchantability of the Company’s goods. The Company does not provide service-type warranties to customers. Shipping and Handling For Free on Rail sales, the Company accounts for shipping and handling activities as a separate performance obligation after the customer obtains control of the good. In this instance, shipping and handling costs paid to third party carriers and invoiced to coal customers are recorded as freight expense and other revenues, respectively. Contract Balances Contract assets, when present, are recorded separately from trade receivables in the Company's Consolidated Balance Sheets and are reclassified to trade receivables as title passes to the customer and the Company's right to consideration becomes unconditional. Credit is extended based on an evaluation of a customer's financial condition and a customer's ability to perform its obligations. The Company typically does not have contract assets that are stated separately from trade receivables since the Company's performance obligations are satisfied as control of the goods or services passes to the customer, thereby granting the Company an unconditional right to receive consideration. Contract liabilities relate to consideration received in advance of the satisfaction of the Company's performance obligations. Contract liabilities are recognized as revenue at the point in time when control of the goods passes to the customer. Refer to Note 14. “Contract Obligations” for further information. (p) Commodity Price Risk The Company has commodity price risk arising from fluctuations in domestic and global coal prices. The Company’s principal philosophy is not to hedge against movements in coal prices unless there are exceptional circumstances. Any potential hedging of coal prices would be through fixed price contracts. The Company is also exposed to commodity price risk related to diesel fuel purchases. The Company may periodically enter into arrangements that protect against the volatility in fuel prices as follows: • entering into fixed price contracts to purchase fuel for the U.S. Operations. • entering into derivative financial instruments to hedge exposures to fuel price fluctuations. Refer to Note 21. “Derivatives and Fair Value Measurement”.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 37 (q) Derivative Accounting The Company recognizes at fair value all contracts meeting the definition of a derivative as assets or liabilities in the Consolidated Balance Sheets. With respect to derivatives used in hedging activities, the Company assesses, both at inception and at least quarterly thereafter, whether such derivatives are highly effective at offsetting the changes in the anticipated exposure of the hedged item. The effective portion of the change in the fair value of derivatives designated as a cash flow hedge is recorded in “Accumulated other comprehensive income (loss)” until the hedged transaction impacts reported earnings, at which time any gain or loss is reclassified to earnings. To the extent that periodic changes in the fair value of derivatives deemed highly effective exceeds such changes in the hedged item, the ineffective portion of the periodic non-cash changes are recorded in earnings in the period of the change. If the hedge ceases to qualify for hedge accounting, the Company prospectively recognizes changes in the fair value of the instrument in earnings in the period of the change. The potential for hedge ineffectiveness is present in the design of certain of the Company’s cash flow hedge relationships. The Company’s asset and liability derivative positions are offset on a counterparty-by-counterparty basis if the contractual agreement provides for the net settlement of contracts with the counterparty in the event of default or termination of any one contract. (r) Income Taxes The Company uses the asset and liability approach to account for income taxes as required by ASC 740, Income Taxes, which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Valuation allowances are provided when necessary to reduce deferred income tax assets to the amount expected to be realized, on a “more likely than not” basis. The Company recognizes the benefit of an uncertain tax position that it has taken or expects to take on income tax returns it files if such tax position is more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position. These tax benefits are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company’s foreign structure consists of Australian entities which are treated as corporations subject to tax under Australian taxing authorities. The Australian entities are treated as a branch for U.S. tax purposes and all income flows through the ultimate parent (the Company). (s) Fair Value Measurements The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most relevant market. When considering market participant assumptions in fair value measurements, the Company distinguishes between observable and unobservable inputs, which are categorized in one of three levels of inputs. Refer to Note 21. “Derivatives and Fair Value Measurement” for detailed information related to the Company’s fair value policies and disclosures. (t) Stock-based Compensation The Company has a stock-based compensation plan which allows for the grant of certain equity-based incentives including stock options, performance stock units, or PSUs, and restricted stock units, or RSUs, to employees and executive directors, valued in whole or in part with reference to the Company’s CDIs or equivalent common shares (on a 10:1 CDI to common share ratio). The grant-date fair value of stock option award is estimated on the date of grant using Black-Scholes-Merton option-pricing model. For certain options and PSUs, the Company includes a relative Total Stockholder Return, or TSR, modifier to determine the number of shares earned at the end of the performance period. The fair value of awards that include the TSR modifier is determined using a Monte Carlo valuation model.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 38 The expense for these equity-based incentives is based on their fair value at date of grant and is amortized over the required service period, generally the vesting period. The Company accounts for forfeitures as and when they occur. Refer to Note 19. “Stock-Based Compensation” for detailed information related to the Company’s stock-based compensation plans. (u) (Loss) Earnings per Share Basic earnings per share is computed by dividing net income attributable to stockholders of the Company by the weighted-average number of shares of common stock outstanding during the reporting period. Diluted net income per share is computed using the weighted-average number of shares of common stock and dilutive potential shares of common stock outstanding during the period. Dilutive potential shares of common stock primarily consist of employee stock options and restricted stock. (v) Deferred Debt Issuance Costs The Company capitalizes costs incurred in connection with new borrowings, the establishment or enhancement of credit facilities and the issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the effective interest method. Deferred debt issuance costs related to a recognized liability are presented in the Consolidated Balance Sheets as a direct reduction from the carrying amount of that liability whereas debt issuance costs related to a revolving credit facility are shown as an asset and amortized over the life of the facility on a straight-line basis and included in “Interest expense, net” in the Company’s Consolidated Statements of Operations and Comprehensive Income. For information on the unamortized balance of deferred debt issuance costs related to outstanding debt, see Note 15. “Interest Bearing Liabilities”. 3. Segment Information The Company has a portfolio of operating mines and development projects in Queensland, Australia and in the states of Pennsylvania, Virginia and West Virginia in the U.S. The Australian Operations are comprised of the 100%-owned Curragh producing mine complex. The U.S. Operations are comprised of two producing mine complexes (Buchanan and Logan) and one development property (Mon Valley), all of which are 100% owned. On January 14, 2025, and November 21, 2025, the Company completed the sale of its idled Greenbrier property and the Russell County development mining property, respectively, both of which were previously part of the Company’s U.S. Operations. The Company operates its business along two reportable segments: Australia and United States. The organization of the two reportable segments reflects how Coronado’s Chief Executive Officer, who is the Company’s chief operating decision maker, or CODM, manages and allocates resources to the various components of the Company’s business. The CODM uses Adjusted EBITDA as the primary metric to measure each segment’s operating performance. Adjusted EBITDA is not a measure of financial performance calculated in accordance with U.S. GAAP. Investors should be aware that the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled financial measures used by other companies. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion and amortization and other foreign exchange losses. Adjusted EBITDA is also adjusted for certain discrete items that management excludes in analyzing each of the Company’s segments’ operating performance. “Other and corporate” relates to additional financial information for corporate functions such as financial reporting and accounting, treasury, legal, human resources, compliance, and tax. As such, the corporate function is not determined to be a reportable segment but is discretely disclosed for purposes of reconciliation to the Company’s Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 39 Reportable segment results for the years ended December 31, 2025, 2024 and 2023 are presented below: (US$ thousands) Australia United States Other and Corporate Total Year ended December 31, 2025 Total revenues $ 1,185,298 $ 764,489 $ — $ 1,949,787 Less: Mining costs (1) (932,030) (585,509) — (1,517,539) Other operating costs (1) (412,869) (126,465) — (539,334) Total operating costs (1,344,899) (711,974) — (2,056,873) Other and unallocated items (2) 2,215 (39) (39,257) (37,081) Segment adjusted EBITDA (157,386) 52,476 (39,257) (144,167) Total assets 1,354,590 1,075,270 195,695 2,625,555 Capital expenditures 148,842 136,620 5,342 290,804 Year ended December 31, 2024 Total revenues $ 1,594,981 $ 912,732 $ — $ 2,507,713 Less: Mining costs (1) (1,054,066) (629,242) — (1,683,308) Other operating costs (1) (538,365) (141,239) — (679,604) Total operating costs (1,592,431) (770,481) — (2,362,912) Other and unallocated items (2) 851 4,982 (35,494) (29,661) Segment adjusted EBITDA 3,401 147,233 (35,494) 115,140 Total assets 1,213,903 1,048,117 255,732 2,517,752 Capital expenditures 89,343 156,401 4,127 249,871 Year ended December 31, 2023 Total revenues $ 1,681,522 $ 1,209,081 $ — $ 2,890,603 Less: Mining costs (1) (1,058,598) (610,925) — (1,669,523) Other operating costs (1) (621,356) (182,866) — (804,222) Total operating costs (1,679,954) (793,791) — (2,473,745) Other and unallocated items (2) 680 5,803 (41,629) (35,146) Segment adjusted EBITDA 2,249 421,093 (41,629) 381,713 Total assets 1,322,610 1,010,199 345,229 2,678,038 Capital expenditures 55,412 171,686 660 227,758 (1) The significant expense category and amount aligns with the segment-level information that is regularly provided to the CODM and excludes Depreciation, Depletion and Amortization. (2) Other and unallocated items for Other and Corporate includes selling, general and administrative expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The reconciliations of net (loss) income attributable to the Company to Adjusted EBITDA for the years ended December 31, 2025, 2024 and 2023 are as follows:

(US$ thousands)	Year Ended December 31, 2025	2024	2023
Consolidated Adjusted EBITDA	$ (144,167)	$ 115,140	$ 381,713
Depreciation, depletion and amortization	(185,350)	(187,400)	(160,711)
Interest expense, net[1]	(99,291)	(58,856)	(56,751)
Loss on debt extinguishment	(19,258)	(14,732)	(1,385)
Other foreign exchange gains[2]	585	12,339	2,899
Uncertain stamp duty position[3]	—	—	(41,321)
Impairment of assets	—	(10,585)	—
Restructuring costs[4]	—	(729)	—
Gains (losses) on sale of assets[5]	8,817	(4,574)	(4,846)
(Increase) decrease in provision for discounting and credit losses	(4,758)	207	4,216
Other	(993)	—	—
Net (loss) income before tax	$ (444,415)	$ (149,190)	$ 123,814
Income tax benefit	12,359	40,309	32,251
Net (loss) income	$ (432,056)	$ (108,881)	$ 156,065

[1] Includes interest income of $9.4 million, $15.4 million, and $7.6 million for the years ended December 31, 2025, 2024, 2023 respectively.

[2] Refer to Note 4. "Other, net" for further discussion.

[3] Relates to stamp duty on Curragh's acquisition.

[4] During the year ended December 31, 2024, a restructuring and cost transformation initiative commenced at the Australian Operations to focus on repositioning the Company's efforts to align its cost structures and optimize its operations.

[5] During the year ended December 31, 2025, the Company recognized an $11.0 million gain on disposal of the Russell County development property and a $2.2 million loss on disposal of the Greenbrier idle asset, both of which previously part of its U.S. Operations. During the years ended December 31, 2024 and 2023, it included care and maintenance costs of the idled non-core asset Greenbrier that was sold on January 14, 2025.

The reconciliations of capital expenditures per the Company's segment information to capital expenditures disclosed on the Consolidated Statements of Cash Flows for the years ended December 31, 2025, 2024 and 2023 are as follows:

(US$ thousands)	Year Ended December 31, 2025	2024	2023
Capital expenditures per Consolidated Statement of Cash Flows	$ 244,784	$ 248,142	$ 237,205
Net movement in accruals for capital expenditures	(10,173)	12,497	(453)
Capital acquired through finance leases	29,072	—	—
Net movement in deposits to acquire long lead capital	27,121	(10,768)	(8,994)
Capital expenditures per segment detail	$ 290,804	$ 249,871	$ 227,758

Disaggregation of Revenue

The Company disaggregates the revenue from contracts with customers by major product group for each of the Company's segments, as the Company believes it best depicts the nature, amount, timing and uncertainty of revenues and cash flows. All revenue is recognized at a point in time.

40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(US$ thousands)	Year Ended December 31, 2025 Australia	United States	Total
Product Groups:			
Metallurgical coal	$ 1,024,828	$ 734,277	$ 1,759,105
Thermal coal	131,901	29,410	161,311
Total coal revenue	1,156,729	763,687	1,920,416
Other [1]	28,569	802	29,371
Total	$ 1,185,298	$ 764,489	$ 1,949,787

(US$ thousands)	Year Ended December 31, 2024 Australia	United States	Total
Product Groups:			
Metallurgical coal	$ 1,472,477	$ 854,587	$ 2,327,064
Thermal coal	87,798	30,000	117,798
Total coal revenue	1,560,275	884,587	2,444,862
Other [1][2]	34,706	28,145	62,851
Total	$ 1,594,981	$ 912,732	$ 2,507,713

(US$ thousands)	Year Ended December 31, 2023 Australia	United States	Total
Product Groups:			
Metallurgical coal	$ 1,557,471	$ 1,031,012	$ 2,588,483
Thermal coal	88,281	153,925	242,206
Total coal revenue	1,645,752	1,184,937	2,830,689
Other [1][2]	35,770	24,144	59,914
Total	$ 1,681,522	$ 1,209,081	$ 2,890,603

[1] Included in Other revenue for Australian Operation is the amortization of Stanwell non-market coal supply agreement liability recognized on acquisition of Curragh. See further discussion in Note 14 "Contract Obligations."

[2] Other revenue for the U.S. segment includes $25.0 million and $17.5 for the years ended December 31, 2024 and 2023, respectively, relating to termination fee revenue from coal sales contracts cancelled at the U.S. Operations.

Further explanation to tables above:

The following is a description of the principal activities by reportable segments.

- The Company primarily offers two types of products to its customers: metallurgical coal and thermal coal of varying qualities. The Company's metallurgical coal is classified as hard coking coal, further distinguished by its volatility (defined as high, mid, or low), and pulverized coal injection.
- The Australian Operations reportable segment includes the Curragh mine. The Australian Operations are a separate reportable segment due to having separate management, location, assets, and operations. The Curragh mine is located in central Queensland, Australia and produces a wide variety of metallurgical coal and thermal coal for sale internationally and to fulfill a long-term contract with Stanwell.
- The United States reportable segment includes the Buchanan and Logan coal mine facilities located in Virginia and West Virginia in the United States. It produces high, mid and low volatility hard coking coal.

41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 42 4. Other, net Other, net consists of the following: Year Ended December 31, (US$ thousands) 2025 2024 2023 Other foreign exchange gains(1) $ 585 $ 12,339 $ 2,899 Other financing costs (1,500) — — Gain on sale of assets 8,817 — — Impairment of non-core assets — (10,585) — Restructuring costs — (729) — Other income 2,676 2,709 2,865 Total Other, net $ 10,578 $ 3,734 $ 5,764 (1) Other foreign exchange gains primarily relates to gains and losses recognized on the translation of short-term inter-entity balances between certain entities within the Group that are denominated in currencies other than their respective functional currencies. 5. Capital Structure (a) Stockholders’ Equity Authorized Capital Stock The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 1,100,000,000 shares of $0.01 par value capital stock, consisting of 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. Common Stock / CDIs As of December 31, 2025, 2024 and 2023, 167,645,373 shares of common stock were outstanding. A portion of the Company’s common stock is publicly traded on the ASX under the ticker “CRN,” in the form of CHESS Depositary Interests, or CDIs. CDIs are units of beneficial ownership in shares of common stock held by CHESS Depositary Nominees Pty Limited, or CDN, a wholly-owned subsidiary of ASX Limited, the company that operates the ASX. As each CDI represents one-tenth of a share, holders of CDIs will be entitled to one vote for every 10 CDIs they hold. CDI holders participate in all entitlements which attach to the underlying shares such as participation in rights issues, bonus issues, capital reductions and liquidation preferences. The CDIs entitle holders to receive dividends, if declared, and other rights economically equivalent to shares of common stock, including the right to attend stockholders’ meetings. CDN, as the stockholder of record, will vote the underlying shares in accordance with the directions of the CDI holders. As of December 31, 2025, 831,392,331 CDIs (representing beneficial interest in 83,139,233 shares of common stock) were owned by investors in the form of CDIs publicly traded on the ASX. Coronado Group LLC As of December 31, 2025, Coronado Group LLC, the Company’s controlling stockholder, beneficially owned 845,061,399 CDIs (representing a beneficial interest in 84,506,140 shares of common stock) representing 50.4% of the total 1,676,453,730 CDIs (representing a beneficial interest in 167,645,373 shares of common stock) outstanding. Refer to Note 19 “Stock-Based Compensation” for options to purchase common stock issued and outstanding as of December 31, 2025 and 2024.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 43 Preferred Stock Coronado Group LLC holds one share of Series A Preferred Stock. The holder of the Series A Preferred Stock is permitted to nominate and elect members of the Company’s Board of Directors in relation to the level of the holder’s aggregate beneficial ownership of shares of the Company’s common stock. The Series A Preferred Stock is not entitled to dividends and is non-transferable. The Series A Preferred Stock has a liquidation preference of $1.00. (b) Dividends The dividend policy and the payment of future cash dividends are subject to the discretion of the Company’s Board of Directors. The decision as to whether or not a dividend will be paid is subject to a number of considerations, including the general business environment, operating results, cash flows, future capital requirements, regulatory and contractual restrictions, applicable covenants under debt and other agreements and any other factors the Board of Directors may consider relevant. During the year ended December 31, 2025, the Company declared a: • dividend of $8.4 million, or $0.005 per CDI ($0.05 per share of common stock), on February 19, 2025. For the year ended December 31, 2025, the Company paid a total of $8.3 million to stockholders and CDI holders on the ASX, net of $0.1 million of foreign exchange gain on payment to certain CDI holders that elected to be paid in Australian dollars, in relation to the above declared dividend. During the year ended December 31, 2024, the Company declared a: • dividend of $8.4 million, or $0.005 per CDI ($0.05 per share of common stock), on February 19, 2024; and • dividend of $8.4 million, or $0.005 per CDI ($0.05 per share of common stock), on August 5, 2024. For the year ended December 31, 2024, the Company paid a total of $16.7 million to stockholders and CDI holders on the ASX, net of $0.1 million of foreign exchange gain on payment to certain CDI holders that elected to be paid in Australian dollars, in relation to the above declared dividends. During the year ended December 31, 2023, the Company declared a: • dividend of $8.4 million, or $0.005 per CDI ($0.05 per share of common stock), on February 21, 2023; and • dividend of $8.4 million, or $0.005 per CDI ($0.05 per share of common stock), on August 7, 2023. For the year ended December 31, 2023, the Company paid a total of $16.7 million to stockholders and CDI holders on the ASX, net of $0.1 million of foreign exchange gain on payment to certain CDI holders that elected to be paid in Australian dollars, in relation to the above declared dividends. (c) (Loss) Earnings per Share Basic earnings per share of common stock is computed by dividing net income attributable to the Company for the period, by the weighted-average number of shares of common stock outstanding during the same period. Diluted earnings per share of common stock is computed by dividing net income attributable to the Company for the period by the weighted-average number of shares of common stock outstanding during the same period, as adjusted to give effect to potentially dilutive securities. During periods in which the Company incurs a net loss, diluted weighted average shares outstanding are equal to basic weighted average shares outstanding because the effect of all equity awards is anti-dilutive.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 44 Basic and diluted earnings per share were calculated as follows (in thousands, except per share data): Year Ended December 31, (US$ thousands, except per share data) 2025 2024 2023 Numerator: Net (loss) income attributable to Company stockholders $ (432,056) $ (108,881) $ 156,065 Denominator (in thousands): Weighted-average shares of common stock outstanding 167,645 167,645 167,645 Effects of dilutive shares — — 421 Weighted average diluted shares of common stock outstanding 167,645 168,066 167,846 (Loss) earnings per share (US$): Basic (2.58) (0.65) 0.93 Dilutive (2.58) (0.65) 0.93 6. Trade Receivables, net The Company extends trade credit to its customers in the ordinary course of business. Trade receivables are recorded initially at fair value and subsequently at amortized cost, less any ECL. December 31, (US$ thousands) 2025 2024 Trade receivables $ 254,958 $ 209,289 Provision for discounting and credit losses (Note 7) (4,037) (179) Trade receivables, net $ 250,921 $ 209,110 7. Provision for Discounting and Credit Losses The following table provides a reconciliation of the allowance for credit losses that is deducted from financial assets to present the net amount expected to be collected: (US$ thousands) Trade receivables Other Assets Total Allowance for credit losses as at January 1, 2023 $ 267 $ 594 $ 861 Change in estimates during the period (88) (119) (207) Allowance for credit losses as of December 31, 2024 179 475 654 Change in estimates during the period 3,858 900 4,758 Allowance for credit losses as of December 31, 2025 $ 4,037 $ 1,375 $ 5,412 8. Inventories December 31, (US$ thousands) 2025 2024 Raw coal $ 35,006 $ 60,874 Saleable coal 80,174 32,633 Total coal inventories 115,180 93,507 Supplies inventory 79,985 62,236 Total inventories $ 195,165 $ 155,743 Coal inventories measured at their net realizable value were $41.2 million and $26.0 million at December 31, 2025 and 2024, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Other Assets

	December 31,	
(US$ thousands)	2025	2024
Other current assets:		
Prepayments	$ 43,797	$ 40,465
Long service leave receivable	7,560	7,193
Tax credits receivable	3,834	4,004
Deposits to acquire mining equipment	10,781	37,888
Derivative assets (refer to Note 21. Derivatives and Fair Value Measurement)	2,523	—
Other	19,183	20,725
Total other current assets	$ 87,678	$ 110,275
Other non-current assets:		
Deferred debt issue costs	$ 2,833	$ 3,285
Long service leave receivable	953	1,527
Tax credits receivable	1,625	1,530
Total other non-current assets	$ 5,411	$ 6,342

The Company has other assets which include prepayments, favorable mineral leases, deferred debt issue costs, long service leave receivables, equipment deposits, short-term deposits and coalfield employment enhancement tax credit receivables.

Long service leave for eligible coal mine workers at the Company's Australian Operations is paid when leave is taken, with a subsequent reimbursement received from the Coal Mining Industry (Long Service Leave Funding) Corporation in Queensland, Australia. The reimbursement entitlement is recognized as a receivable and is measured as the present value of expected future reimbursements to be received for the corresponding leave liability recognized.

Deposits to acquire mining equipment are advance payments made for the purchase of future mining equipment, some of which is classified as non-current assets if the equipment is expected to be delivered beyond the next twelve months.

Short-term deposits are term deposits held with financial institutions with a maturity greater than ninety days but less than twelve months and that did not meet the cash and cash equivalents criteria.

The favorable mineral leases were recognized on acquisition of certain U.S. assets that are amortized based on the coal tonnage removed from the lease property relative to the total estimated acquired reserves on that property.

The deferred debt issue costs as of December 31, 2025, were incurred to establish the ABL Facility with Stanwell (as described in Note 15 "Interest Bearing Liabilities"). The deferred debt issue costs are amortized over the life of the ABL Facility on a straight-line basis and included in "Interest expense, net" in the Company's Consolidated Statements of Operations and Comprehensive Income.

The deferred debt issue costs as of December 31, 2024, were incurred to establish the senior secured asset-based revolving credit agreement with The Hongkong and Shanghai Banking Corporation Limited and DBS Bank Limited, as lenders, or the predecessor credit facility, which was extinguished and associated deferred issuance costs written off during the year ended December 31, 2025.

45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 46 10. Property, Plant and Equipment The following table indicates the carrying amount of each of the major classes of the Company’s consolidated depreciable assets: December 31, (US$ thousands) 2025 2024 Land $ 29,008 $ 28,130 Buildings and improvements 138,771 123,662 Plant, machinery, mining equipment and transportation vehicles 1,516,095 1,259,620 Mineral rights and reserves 370,393 379,065 Office and computer equipment 20,063 9,654 Mine development 694,779 550,110 Asset retirement obligation asset 79,094 90,318 Construction in progress 103,011 190,124 Total cost of property, plant and equipment 2,951,214 2,630,683 Less accumulated depreciation, depletion and amortization 1,296,759 1,123,553 Property, plant and equipment, net $ 1,654,455 $ 1,507,130 The amount of depreciation and amortization expense for property, plant and equipment for the years ended December 31, 2025, 2024 and 2023 was $173.4 million, $175.4 million and $152.4 million, respectively. 11. Accrued Expenses and Other Current Liabilities Accrued expenses and other current liabilities consist of the following: December 31, (US$ thousands) 2025 2024 Wages and employee benefits $ 42,652 $ 39,457 Taxes other than income taxes 6,440 6,062 Accrued royalties 37,818 36,111 Accrued freight costs 40,964 33,071 Accrued mining fees 132,754 84,538 Other liabilities 15,404 7,559 Total accrued expenses and other current liabilities $ 276,032 $ 206,798 12. Leases During the year ended December 31, 2025, the Company entered into a number of agreements to lease mining equipment. On mobilization, based on the Company’s assessment of terms within these arrangements, the Company recognized ROU assets and operating lease liabilities of $15.5 million and plant and equipment and finance lease liabilities of $34.4 million and $29.1 million, respectively. Information related to the Company’s right-of use assets and related lease liabilities is as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 47 Year ended December 31, (US$ thousands) 2025 2024 Operating lease costs $ 34,982 $ 28,619 Cash paid for operating lease liabilities 24,761 21,050 Finance lease costs: Depreciation of property, plant and equipment 2,634 73 Interest expense on finance lease liabilities 1,755 2 Total finance lease costs $ 4,389 $ 75 December 31, (US$ thousands) 2025 2024 Assets: Operating leases Right of use asset – operating leases, net $ 86,481 $ 90,143 Finance leases Property, plant and equipment 36,133 — Accumulated depreciation (2,721) — Property, plant and equipment, net 33,412 — Liabilities: Current operating lease obligations 26,348 19,502 Non-current operating lease obligations 66,493 74,241 Total operating lease liabilities 92,841 93,743 Current finance lease obligations 7,952 — Non-current finance lease obligations 17,373 — Total finance lease liabilities 25,325 — Current lease obligations 34,300 19,502 Non-current lease obligations 83,866 74,241 Total lease obligations $ 118,166 $ 93,743 December 31, 2025 2024 Weighted Average Remaining Lease Term (Years) Finance leases 3.2 - Operating leases 3.3 4.3 Weighted Average Discount Rate Finance leases 10.8% - Operating leases 9.5% 9.3%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company's leases have remaining lease terms of one year to four years, some of which include options to extend the terms where the Company deems it is reasonably certain the options will be exercised. Maturities of lease liabilities as at December 31, 2025, are as follows:

(US$ thousands)	Operating Lease	Finance Lease	Total
Year ending December 31,			
2026	$ 33,599	$ 10,294	$ 43,893
2027	32,204	8,954	41,158
2028	28,756	8,328	37,084
2029	13,162	3,399	16,561
Total lease payments	107,721	30,975	138,696
Less imputed interest	(14,880)	(5,650)	(20,530)
Total lease liability	$ 92,841	$ 25,325	$ 118,166

13. Asset Retirement Obligations

Reclamation of areas disturbed by mining operations must be performed by the Company in accordance with approved reclamation plans and in compliance with state and federal laws in the states of West Virginia and Virginia in the United States and Queensland in Australia. For areas disturbed, reclamation is performed progressively, however, a significant amount of the reclamation will take place in the future when operations cease. There were no assets that were legally restricted for purposes of settling asset retirement obligations as of December 31, 2025 and 2024. In addition, state agencies monitor compliance with the mine plans, including reclamation.

The Company records the fair value of its asset retirement obligations using the present value of projected future cash flows, with an equivalent amount recorded in the related long lived asset or a change to the Consolidated Statements of Operations and Comprehensive Income if the related permit is closed. An accretion cost, representing the increase over time in the present value of the liability, is recorded each period and the capitalized cost is depreciated over the useful life of the related asset. As reclamation work is performed or liabilities otherwise settled, the recorded amount of the liability is reduced.

Changes in the Company's asset retirement obligations for the years ended December 31, 2025 and December 31, 2024 were as follows:

(US$ thousands)	2025	2024
Total asset retirement obligations at beginning of the year	$ 164,798	$ 163,929
ARO liability relating to mining assets and development properties disposed	(8,202)	—
ARO liability additions - new disturbances	669	1,997
Accretion	13,505	15,324
Reclamation performed in the year	(5,106)	(9,724)
Change in estimate recorded to operations	(2,009)	(3,523)
Change in estimate recorded to assets	(17,326)	5,937
Foreign currency translation adjustment	8,037	(9,142)
Total asset retirement obligations at end of the year	154,366	164,798
Less current portion	(10,978)	(15,523)
Total asset retirement obligations, excluding current portion, at the end of the year	$ 143,388	$ 149,275

48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Contract Obligations

The following is a summary of the Company's contract obligations as of December 31, 2025:

(US$ thousands)	Short-term	Long-term	Total
Coal leases contract liability	$ 843	$ 18,818	$ 19,661
Stanwell below-market coal supply agreement	21,602	2,355	23,957
Stanwell deferred consideration liability	—	346,768	346,768
Stanwell prepaid coal supply liability	—	155,027	155,027
	$ 22,445	$ 522,968	$ 545,413

The following is a summary of the Company's contract obligations as of December 31, 2024:

(US$ thousands)	Short-term	Long-term	Total
Coal leases contract liability	$ 843	$ 19,156	$ 19,999
Stanwell below-market coal supply agreement	36,247	8,616	44,863
Stanwell deferred consideration liability	—	285,050	285,050
	$ 37,090	$ 312,822	$ 349,912

Coal leases contract liability

In connection with the acquisition of the Logan assets, the Company assumed certain non-market contracts related to various coal leases. The non-market coal leases require royalty payments based on a percentage of the realization from the sale of the respective coal under lease. On acquisition, the Company recorded $27.3 million related to the non-market portion of the coal leases and is amortizing it ratably over the respective estimated coal reserves as they are mined and sold.

Stanwell below market coal supply agreements

In connection with the acquisition of Curragh, the Company assumed a below-market coal supply agreement with Stanwell, which had a fixed pricing component that was below the market price at the date of acquisition. As a result, on acquisition, the Company recorded a liability of $307.0 million (A$400.0 million) related to the unfavorable pricing of the Stanwell coal supply agreement and is amortizing it ratably as the base tons are sold pursuant to the contract. The amortization of this liability for the years ended December 31, 2025, 2024 and 2023 was $23.4 million, $31.1 million and $32.8 million, respectively, and was recorded as "Other revenues" in the Consolidated Statements of Operations and Comprehensive Income.

Stanwell deferred consideration liability

On August 14, 2018, the Company completed the acquisition of rights to mine in the Stanwell Reserved Area, or the SRA, adjacent to the current Curragh mining tenements. These rights were acquired on a deferred consideration basis, and on acquisition the Company recognized a "Mineral rights and reserves" asset and a corresponding deferred consideration liability of $155.2 million (A$210.0 million), calculated using the contractual pre-tax discount rate of 13%, which represented the fair value of the arrangement at the date of acquisition. The deferred consideration liability reflects the passage of time by way of an annual accretion at the contractual pre-tax discount rate of 13% and will be settled as a discount to the price of thermal coal supplied to Stanwell over the term of a New Coal Supply Agreement which is expected to commence in the first half of 2027. The accretion of the deferred consideration liability is recognized within "Interest expense, net" in the Consolidated Statements of Operations and Comprehensive Income. The right-to-mine-asset is amortized over the coal reserves mined from the SRA.

Stanwell prepaid coal supply liability

On June 10, 2025, the Company and Stanwell entered into a deed of amendment, or the First Amendment, and amended the New Coal Supply Agreement dated July 12, 2019, or NCSA, whereby Stanwell provided approximately $150.0 million of near-term liquidity to the Company in exchange for the supply of additional tonnage of thermal coal under the NCSA.

The First Amendment included a $75.0 million (A$116.1 million) prepayment for thermal coal on completion, and a rebate waiver and deferral from April 2025 to December 2025 of $67.2 million (A$103.1 million), both of which will be settled through reduction of the gross proceeds to be received on the physical delivery of thermal coal to

49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 50 Stanwell, expected to start in the first half of 2027, of up to 0.8 MMt per annum over five years, or until such time that the obligation is fully settled. This prepaid coal supply liability bears interest at 13% per annum. For the year ended December 31, 2025, the Company recognized interest expense of $8.1 million (A$12.4 million) related to the financing component of the prepaid coal supply liability. The contract liability related to this arrangement, including accrued interest, will be settled as the physical delivery of coal occurs and the performance obligation is satisfied. As of December 31, 2025, the carrying value of the Stanwell prepaid coal supply liability was $155.0 million (A$231.6 million). The Second Amendment Deed On November 27, 2025, the Company entered into the Second Amendment Deed that, among other matters, amended the terms of the ACSA and the NCSA, by providing for: a waiver of rebate amounts that would have otherwise been payable by the Company under the ACSA from January 1, 2026 until the final delivery date, which date is expected to occur in the first half of 2027; a deferral of the Company’s obligations to deliver certain values of coal to Stanwell for prepaid amounts under the First Amendment and amounts to which Stanwell is otherwise entitled in relation to the SRA deferred consideration, or the Deferred Amounts; prepayments by Stanwell to the Company in relation to its future annual nominated contract tonnage under the ACSA and the NCSA equal the difference between the current contracted prices under these arrangements and an agreed, fixed price roughly equivalent to market prices at the time of the Second Amendment, or the ACSA Prepayments and the NCSA Prepayments. Stanwell’s obligation to make the ACSA Prepayments and NCSA Prepayments are subject to certain liquidity tests. More specifically, Stanwell (i) will advance all of the relevant prepayment when the Company’s monthly liquidity is below $200.0 million, (ii) will advance only half of the relevant prepayment in months when the Company’s liquidity is between $200.0 million and $250.0 million, and (iii) will not be obligated to make prepayments when the Company’s monthly liquidity is above $250.0 million; and an extension of the NCSA term from 2037 to 2043 and an option for Stanwell to make broader annual nominations ranging from 1.2 MMt to 2.24 MMt per year under the NCSA. The value of the ACSA Prepayments, NCSA Prepayments and Deferred Amounts, or the Prepayment and Deferred Payment Balance, will be settled through delivery of coal to Stanwell in months when the Company’s liquidity exceeds $300.0 million. The Prepayment and Deferred Payment Balance bears interest at 7.5% per annum and the total balance (including accrued interest) will be capped at 1.2 times of the Prepayment and Deferred Payment Balance until the final delivery date pursuant to the NCSA. The Second Amendment Deed also includes restrictions on the Company’s ability to pay distributions to shareholders (e.g., dividends) such that the Company will be required to maintain a minimum cash liquidity of $300.0 million following payment of such distribution, the repurchase of any Notes in connection with the distribution, and the payment of an equal or greater amount to Stanwell to reduce the Prepayment and Deferred Payment Balance. The Prepayment and Deferred Payment Balance may become repayable if there is an unremedied default under the ACSA and NCSA. Additionally, the rebate amounts waived under the Second Amendment Deed will be repayable if there is a change of control of the Company that occurs within two years of the date of the Second Amendment. Refer to Note 24. “Contingencies” for further information. The ACSA and the NCSA are secured by a third-priority lien on substantially all of the Company’s assets, other than the ABL Collateral (described below).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Interest Bearing Liabilities

The following is a summary of the Company's interest-bearing liabilities at December 31, 2025 and 2024:

(US$ thousands)	December 31, 2025	December 31, 2024	Weighted Average Interest Rate at December 31, 2025	Final Maturity
9.250% Senior Secured Notes	$ 400,000	$ 400,000	9.99% [(2)]	2029
ABL Facility	272,115	—	9.00%	2030
Loan - Curragh Housing Transaction	24,748	24,472	14.14% [(2)]	2034
Debt issuance costs[(1)]	(10,203)	(12,165)		
Total interest bearing liabilities	686,660	412,307		
Less: current portion	(1,671)	(1,363)		
Non-current interest-bearing liabilities	$ 684,989	$ 410,944		

[(1)] Relates to debt issuance costs in connection with the 2029 Notes and Curragh Housing Transaction (as defined below). Deferred debt issuance costs incurred in connection with the establishment of the ABL Facility have been included within "Other non-current assets" in the Consolidated Balance Sheets.

[(2)] Represents the effective interest rate. The effective interest rate is higher than the implied interest rate as it incorporates the effect of debt issuance costs and discount, where applicable.

9.250% Senior Secured Notes due 2029

As of December 31, 2025, the aggregate outstanding principal amount of the 9.250% Senior Secured Notes due 2029, or the Notes, was $400.0 million.

The Notes were issued at par and bear interest at a rate of 9.250% per annum. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1 of each year, which began on April 1, 2025. The Notes mature on October 1, 2029 and are senior secured obligations of the Issuer.

The terms of the Notes are governed by an indenture, or the Indenture, dated as of October 2, 2024, among Coronado Finance Pty Ltd, as issuer (the Issuer), Coronado Global Resources Inc., as guarantor, the subsidiaries of Coronado Global Resources Inc. named therein as additional guarantors, and Wilmington Trust, National Association, as trustee and priority lien collateral trustee. The Indenture contains customary covenants for high yield bonds, including, but not limited to, limitations on investments, liens, indebtedness, asset sales, transactions with affiliates and restricted payments, including payment of dividends on capital stock.

The Notes are guaranteed on a senior secured basis by the Company and certain of the Company's subsidiaries that are a guarantor or a borrower under the Company's ABL Facility (as defined above) or certain other debt and secured by (i) a first-priority lien on substantially all of the assets of the Issuer and each guarantor (other than certain assets, including, but not limited to cash, deposit accounts, securities accounts, commodities accounts, accounts receivable and other rights to payment, inventory, intercompany loans and advances, or the ABL Collateral, and (ii) a second-priority lien on the ABL Collateral, which is junior to a first-priority lien for the benefit of Stanwell under the ABL Facility, subject to certain exceptions and permitted liens.

Upon the occurrence of a "Change of Control Triggering Event," as defined in the Indenture as the occurrence of Change of Control and Rating Decline (each as defined in the Indenture), the Issuer is required to offer to repurchase the Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. The Issuer also has the right to redeem the Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date, following the occurrence of a Change of Control Triggering Event, provided that the Issuer redeems at least 90% of the Notes outstanding prior to such Change of Control Triggering Event. Upon the occurrence of certain changes in tax law (as described in the Indenture), the Issuer may redeem all of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Indenture contains customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or acceleration of certain other indebtedness, certain events of bankruptcy and insolvency, and failure to pay certain judgments. An event of default under the Indenture will allow either the trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding

51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 52 Notes to accelerate, or in certain cases, will automatically cause acceleration of, the amounts due under the Notes. As of December 31, 2025, the Company was in compliance with all applicable covenants under the 2029 Notes Indenture. The carrying value of debt issuance costs, recorded as a direct deduction from the face amount of the 2029 Notes, were $9.2 million and $11.1 million as at December 31, 2025 and December 31, 2024, respectively. Asset Based Revolving Credit Facility On November 27, 2025, or the Amendment Date, the Company, Coronado Finance Pty Ltd, an Australian proprietary company and a wholly owned subsidiary of the Company, Coronado Curragh Pty Ltd, an Australian proprietary company and wholly owned subsidiary of the Company (together with Coronado Finance Pty Ltd, the Borrowers), and the other guarantors party thereto, collectively with the Company, the Guarantors, and, together with the Company and the Borrowers, the Obligors, entered into the ABL Facility for an initial aggregate principal amount of $265.0 million (A$406.6 million) with Global Loan Agency Services Australia Pty Ltd, as the Administrative Agent, Global Loan Agency Services Australia Nominees Pty Ltd, as Collateral Agent, and Stanwell Corporation Limited, as Lender. The ABL Facility replaced the Company’s predecessor credit facility, dated May 8, 2023 (as amended and restated from time to time) with Highland Park XII Pte. Ltd, an affiliate of Oaktree Capital Management L.P., as lender, which the Company fully repaid in accordance with its terms and terminated in connection with entry into the ABL Facility. The ABL Facility is a revolving credit facility that matures in five years. Availability under the ABL Facility is limited to an eligible borrowing base, determined by applying customary advance rates to eligible accounts receivable and inventory. Borrowings under the ABL Facility bear interest at a rate of 9% per annum, which may increase to 12% per annum depending on the level of the Borrowing Base Ratio. As of December 31, 2025, the aggregate principal amount outstanding of the ABL Facility was $272.1 million (A$406.6 million), including $7.1 million of foreign currency loss on translation to U.S. dollars being the functional currency of Coronado Finance Pty Ltd. Amounts outstanding under the ABL Facility are secured by (i) a first-priority lien in the ABL Collateral, and (ii) a second-priority lien on substantially all of the Company’s assets and the assets of the guarantors, other than the ABL Collateral. The ABL Facility contains customary representations and warranties and affirmative and negative covenants including, among others, a quarterly Borrowing Base Ratio test and, from December 31, 2027, the maintenance of a gearing ratio and interest coverage ratio. The ABL Facility provides for customary events of default that may trigger certain repayment obligations and review events. A review event will occur under the ABL Facility if the Borrowing Base Ratio is below the specified minimum threshold of 80%. Following the occurrence of a review event, the Borrowers must promptly meet and consult in good faith with the Administrative Agent and the Lender to determine whether the Borrowing Base Ratio on the next testing date will be above the specified minimum threshold. If, at the end of a period of 10 business days after the occurrence of the review event, the Lender is not satisfied with the result of its discussions with the Borrowers, the Lender may require the Borrowers to repay outstanding borrowings in an aggregate amount sufficient to restore the Borrowing Base Ratio to the specified minimum threshold. In the event of a default by the Borrowers (beyond any applicable grace or cure period, if any), the Administrative Agent may and, at the direction of the Lender, shall declare all amounts owing under the ABL Facility immediately due and payable, terminate the Lender’s commitment to make loans under the ABL Facility and/or exercise any and all remedies and other rights under the ABL Facility. In connection with the entry into the ABL Facility, the Company also entered into amendments to its existing coal supply agreements with Stanwell. Refer to Note 14. “Contract Obligations” for further information. To establish the ABL Facility, the Company incurred debt issuance costs of $1.0 million. The deferred debt issuance costs were recognized as an asset which is amortized ratably over the term of the ABL Facility. The carrying value of debt issuance costs, recorded as “Other non-current assets” in the Consolidated Balance Sheets, was $1.0 million as of December 31, 2025.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Loss on debt extinguishment in relation to predecessor credit facilities

The predecessor credit facilities were extinguished on June 18, 2025, and November 27, 2025, and as a result, outstanding deferred debt issuance costs of $7.0 million and $12.3 million of make-whole premium were recognized as a loss on debt extinguishment in the Company's Consolidated Statement of Operations and Comprehensive Income for the year ended December 31, 2025.

Loan – Curragh Housing Transaction

On May 16, 2024, the Company completed an agreement for accommodation services and the sale and leaseback of housing and accommodation assets with a regional infrastructure and accommodation service provider, or collectively, the Curragh Housing Transaction. Refer to Note 16 "Other Financial Liabilities" for further information.

In connection with the Curragh Housing Transaction, the Company borrowed $26.9 million (A$40.4 million) from the same regional infrastructure and accommodation service provider. This amount was recorded as "Interest Bearing Liabilities" in the Consolidated Balance Sheets. The amount borrowed is payable in equal monthly installments over a period of ten years from commencement, with an effective interest rate of 14.14%. The Curragh Housing Transaction loan is not subject to any financial covenants.

The carrying value of the loan, net of issuance costs of $1.0 million, was $23.7 million as of December 31, 2025, $1.7 million of which is classified as a current liability.

16. Other Financial Liabilities

The following is a summary of other financial liabilities as of December 31, 2025 and 2024:

(US$ thousands)	December 31, 2025	December 31, 2024
Collateralized financial liabilities payable to third-party financing companies	$ —	$ 4,898
Collateralized financial liabilities - Curragh Housing Transaction	21,195	20,959
Debt issuance costs	(883)	(988)
Total other financial liabilities	20,312	24,869
Less: current portion	1,424	5,988
Other non-current financial liabilities	$ 18,888	$ 18,881

Collateralized financial liabilities – Curragh Housing Transaction

The Curragh Housing Transaction did not satisfy the sale criteria under Accounting Standards Codification, or ASC, 606 – *Revenues from Contracts with Customers* and was deemed a financing arrangement. As a result, the proceeds of $23.0 million (A$34.6 million) received for the sale and leaseback of property, plant and equipment owned by the Company in connection with the Curragh Housing Transaction were recognized as "Other Financial Liabilities" on the Company's Consolidated Balance Sheets. The term of the financing arrangement is ten years with an effective interest rate of 14.14%. This liability will be settled in equal monthly payments as part of the accommodation services arrangement.

The Curragh Housing Transaction provided additional liquidity to the Company and enhanced the level of accommodation services for our employees at our Curragh Mine.

In connection with the Curragh Housing Transaction, the Company granted the counterparty mortgages over certain leasehold and freehold land. The counterparty's rights are subject to a priority deed in favor of the Company's senior secured parties including, but not limited to, the holders of the Notes and Stanwell.

The carrying value of this financial liability, net of issuance costs of $0.9 million, was $20.3 million as at December 31, 2025, $1.4 million of which is classified as a current liability.

53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 54 17. Workers’ Compensation and Pneumoconiosis (“Black Lung”) Obligations In the United States, coal mine operations may lead to traumatic workers’ compensation claims, as well as black lung disease claims. Injured workers generally file claims for traumatic injury under the governing state workers’ compensation legislation. Workers may file claims due to black lung under the governing state workers’ compensation legislation or under a series of federal laws that include the Federal Coal Mine Health and Safety Act of 1969, as amended, the Black Lung Benefits Act of 1973, and the Black Lung Benefits Reform Act of 1977. The Company provides for both traumatic workers compensation claims and occupational disease claims through an insurance policy. The Company has secured workers’ compensation insurance for work related injuries, including black lung, through a third-party commercial insurance company. The insurance policy covers claims that exceed $0.5 million per occurrence for all years, or aggregate claims in excess of $29.1 million for the policy year ended May 2024. As of December 31, 2025, the Company had provided cash collateral security of $73.2 million for policy years 2017 through 2026 (ending May 31, 2026). For the years ended December 31, 2025, 2024 and 2023, the audited Consolidated Statements of Operations and Comprehensive Income included Company incurred claims, premium expenses and administrative fees related to workers’ compensation benefits of $8.9 million, $8.9 million and $16.3 million, respectively. As of December 31, 2025 and 2024, the estimated workers’ compensation liability was $43.1 million and $39.1 million, respectively, representing claims incurred but not paid based on the estimate of the outstanding claims under the coverage limits and the actuarially determined retained liability under the aggregate claim amount. As of December 31, 2025 and 2024, $38.5 million and $34.4 million, respectively, are recorded within “Other non-current liabilities” in the Consolidated Balance Sheets. The current portion of the Company’s estimated workers’ compensation liabilities are recorded within “Accrued expenses and other current liabilities” in the Consolidated Balance Sheets. 18. Employee Benefit Plans The Company has a 401(k) defined contribution plan in which all U.S. full time employees are eligible to participate upon their date of hire. Employees generally may contribute up to 100% of their qualifying compensation subject to statutory limitations. The Company matches up to 100% up to the first 6% of each participant’s annual compensation for all employees. The Company’s contributions immediately vest. Total Company contributions for the years ended December 31, 2025, 2024 and 2023 amounted to $5.1 million, $5.9 million and $5.5 million, respectively. In the United States, the Company is self-insured for employee health care claims up to the lesser of $0.2 million per covered person or an aggregate amount depending on the various coverages provided to employees throughout the plan year for all employees. The Company has purchased coverage from a commercial insurance carrier to provide for any claims in excess of these amounts. At December 31, 2025 and 2024, the Company had accrued $3.1 million and $2.7 million, respectively, for claims incurred but not paid based on management’s estimate of the Company’s self-insured liability. For the years ended December 31, 2025, 2024 and 2023, the Company incurred claims, premium expenses and administrative fees related to this plan totaled $43.9 million, $40.2 million and $35.0 million, respectively. 19. Stock-Based Compensation Total stock-based compensation expense was $1.1 million, $2.1 million and $2.9 million for the years ended December 31, 2025, 2024 and 2023, respectively, and was included as a component of selling, general, and administrative expenses in the Company’s Consolidated Statements of Operations and Comprehensive Income. The stock-based compensation expense includes compensation expense recognized in full at the grant date for employees that meet certain retirement eligibility criteria per the 2018 Plan (as defined below). As of December 31, 2025, the Company had $2.8 million of total unrecognized compensation costs related to nonvested stock-based compensation awards granted under its equity incentive plans. This cost is expected to be recognized over 2.25 years, with a weighted-average period of 1.4 years, as stock-based compensation expense. This expected cost does not include the impact of any future stock-based compensation awards. a) 2018 Equity Incentive Plan In connection with the completion of the Company’s initial public offering of common stock, the Company implemented the Coronado Global Resources Inc. 2018 Equity Incentive Plan, or the 2018 Plan, which is designed to align compensation for certain key employees with the performance of the Company. Since its approval, there have been no updates to the 2018 Plan or issuances of a new plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The 2018 Plan provides for the grant of awards including stock options, or Options; stock appreciation rights; restricted stock units, or RSUs, and restricted stock, which are valued in whole or in part with reference to shares of the Company's CDIs or common stock, as well as performance-based awards, including performance stock units, or PSUs, denominated in CDIs or shares of common stock. Each award entitles the holder to receive one CDI, with ten CDIs representing one share of common stock, subject to applicable vesting conditions.

The Company measures the cost of all stock-based compensation, including stock options, at fair value on the grant date and recognizes such costs within "Selling, general and administrative expense" in the Consolidated Statements of Operations and Comprehensive Income. The Company recognizes compensation expense related to Options, PSUs and RSUs that cliff vest using the straight-line method during the requisite service period. For stock-based awards where vesting is dependent upon achieving certain operating performance goals, the Company estimates the likelihood of achieving the performance goals during the performance period. The Company accounts for forfeitures as and when they occur.

All awards require the grantee to be employed by the Company at the vesting date, except for grantees who meet certain retirement criteria under the 2018 Plan.

The following awards were outstanding under the 2018 Plan as of December 31, 2025:

Grant year	Vesting date	Performance period	PSUs
2025	31/03/2028	01/01/2025 - 31/12/2027	11,082,360
2024	31/03/2027	01/01/2024 - 31/12/2026	6,374,930
2023	31/03/2026	01/01/2023 - 31/12/2025	3,596,599
2022	31/03/2026	01/01/2022 - 31/12/2024	3,125,614

The vesting of PSUs is subject to the achievement of specified goals over the performance period. These goals are relative total shareholder return, or TSR, and scorecard performance metrics, or the Scorecard. TSR is determined based on the Company's percentile ranking of TSR over the performance period relative to a predefined peer group of similar companies.

The weighting of the TSR and performance metrics applicable to the PSUs granted is summarized below:

		Scorecard		
Grant year	Relative TSR	Safety	TSR	Cashflow
2025	20.0%	30.0%	-	50.0%
2024 and 2023	33.3%	33.3%	0.0%	33.3%
2022	33.3%	22.2%	22.2%	22.2%

Awards subject to TSR vest based on service and market conditions. The fair value of relative TSR was estimated on the grant date using a Monte Carlo simulation model.

Awards subject to the Scorecard metrics vest based on service and performance conditions. The fair value of Scorecard awards was estimated using the grant date fair value of the Company's common stock adjusted for dividends foregone during the performance period.

Stock Option Awards

The Company's outstanding stock option awards were granted on the date of the IPO with an exercise price of $2.84 per CDI (A$4.00 per CDI) which was equal to the Company's IPO price.

The Stock Option activity is summarized below:

55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Option Activity	2025	2024	2023
Outstanding at the beginning of the year	—	—	181,687
Vested	—	—	(181,687)
Outstanding at the end of the year	—	—	—
Exercisable at the end of the year	181,687	181,687	181,687

The weighted average grant date fair value of all Option awards granted was $0.27 per CDI. The exercise price of the option awards granted under the 2018 Plan is $2.38 per CDI (A$3.56 per CDI). The 181,687 vested Options will remain exercisable until they expire on October 23, 2028.

Performance Stock Unit Awards

Activity of the Company's PSUs that are ultimately payable in the Company's CDIs or the equivalent number of shares of common stock granted under the 2018 Plan is summarized below:

Performance Stock Units Activity	2025	2024	2023
Unvested at the beginning of the year	17,787,134	17,992,453	14,858,921
Granted	12,317,475	5,498,291	4,872,122
Forfeited	(3,258,851)	(4,314,219)	(1,451,677)
Vested and settled	(2,666,255)	(1,389,391)	(286,913)
Unvested and outstanding at the end of the year	24,179,503	17,787,134	17,992,453

	2025	2024	2023
Weighted-average grant date fair value (per CDI)	$ 0.42	$ 0.63	$ 0.58
Weighted-average remaining term (in years)	1.43	1.36	1.82

The weighted-average grant date fair value of all PSUs granted in 2025 was $0.11 (A$0.17).

The assumptions used to determine the fair value of the PSUs on each grant date were as follows:

	2025 Grant	2024 Grant	2023 Grant	2022 Grant
Time to maturity (in years) (i)	2.96	2.58	2.98	3.99
Dividend yield (ii)	6.7%	1.2%	7.8%	16.3%
Expected volatility (iii)	45.0%	50.0%	60.0%	60.0%
Risk-free interest rate (iv)	3.33%	3.54%	2.98%	2.66%

(i) Time to maturity represents the period over which the PSUs will vest. All awards cliff vest at the end of the requisite service period.

(ii) Dividend yield is the expected average yield of dividends expected over the vesting period.

(iii) The volatility was estimated using comparable public company volatility and the Company's own volatility for similar terms.

(iv) The risk-free interest rate was based on an interpolated Australian Government Bond Rate at the time of the grant for periods corresponding with the expected term of the PSUs.

The above inputs were consistent to determine the fair value of the market and performance conditions of the PSUs awards.

Restricted Stock Units

RSUs issued to certain employees are only subject to service conditions and vest at various intervals during the service period. The fair value of the award was determined using the market price of the Company's common stock at the date of grant, and compensation expense is recorded over the requisite service period.

Activity of the Company's RSUs that are ultimately payable in the Company's CDIs or the equivalent number of shares of common stock granted under the 2018 Plan is summarized below:

56

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 57 Restricted Stock Units Activity 2025 2024 2023 Unvested at the beginning of the year 584,541 734,893 1,144,034 Granted — 584,541 144,506 Forfeited (31,654) (18,525) (46,593) Vested and settled (552,887) (716,368) (507,054) Unvested and outstanding at the end of the year — 584,541 734,893 2025 2024 2023 Weighted-average grant date fair value (per CDI) $ — $ 0.87 $ 1.26 Weighted-average remaining term (in years) — 0.58 0.23 20. Income Taxes (Loss) income from continuing operations before income taxes for the years presented below consisted of the following: December 31, (US$ thousands) 2025 2024 2023 U.S. $ (31,293) $ 7,843 $ 334,373 Non-U.S. (413,122) (157,033) (210,559) Total $ (444,415) $ (149,190) $ 123,814 Total income tax benefit for the periods presented below consisted of the following: December 31, (US$ thousands) 2025 2024 2023 Current: U.S. federal $ 1,635 $ (867) $ (6,303) Non-U.S. (166) 720 (2,715) State 448 (636) (1,895) Total current 1,917 (783) (10,913) Deferred: U.S. federal (12,156) (61,977) 28,943 Non-U.S. (551) 23,706 (45,976) State (1,569) (1,255) (4,305) Total deferred (14,276) (39,526) (21,338) Total income tax benefit $ (12,359) $ (40,309) $ (32,251) As further described in Note 2, Summary of Significant Accounting Policies, the Company has elected to prospectively adopt the guidance in ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Taxes Disclosures, or ASU 2023-09. The following table is a reconciliation of the U.S. federal statutory rate of 21% to the Company’s effective rate for the year ended December 31, 2025 in accordance with the guidance in ASU No. 2023-09:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 58 December 31, (US$ thousands) 2025 U.S. federal statutory tax rate $ (93,327) 21.0% State and local income tax, net of federal (national) income tax effect (1) (864) 0.2% Foreign tax effects Australia Statutory tax rate difference between Australia and United States (37,070) 8.4% Valuation allowance 109,438 (24.6%) Foreign exchange permanent differences 14,992 (3.4%) Other (1,580) 0.4% Effects of cross-border tax laws U.S. impact of branch income at 3.4% (85,469) 19.2% Changes in valuation allowance 81,640 (18.4%) Non-taxable or non-deductible items (1,765) 0.3% Changes in unrecognized tax benefits 1,906 (0.4%) Other adjustments (260) 0.1% Total income tax benefit $ (12,359) 2.8% Effective tax rate 2.8% (1) State taxes in West Virginia and Virginia made up the majority (greater than 50%) of the tax effect in this category. The following is a reconciliation of the U.S. federal statutory rate of 21% to the Company’s effective rate for the year ended December 31, 2024 and 2023, in accordance with the guidance prior to the adoption of ASU 2023- 09: December 31, (US$ thousands) 2024 2023 Current: Expected income tax expense at U.S. federal statutory rate $ (31,330) $ 26,001 Percentage depletion (3,407) (17,871) FDII deduction — (7,796) Permanent differences (1,130) 2,176 Prior period tax return adjustments and amendments (1,347) (46,060) Uncertain tax positions (1,007) 21,243 U.S. and residual tax on foreign earnings (32,007) (11,146) Australian branch impact on US taxes 29,924 (3,406) State income taxes, net of federal benefit (5) 4,608 Total income tax benefit $ (40,309) $ (32,251) Effective tax rate 27% (26.0%) The 2023 prior period tax return adjustment and amendments relates predominantly to a Foreign Derived Intangible Income (“FDII”) deduction in the U.S. which the Company has chosen to deduct after undertaking a study to confirm the Company’s eligibility. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes using the enacted tax rates and laws currently in effect. Significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2025 and 2024 were as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(US$ thousands)	December 31, 2025	December 31, 2024
Deferred income tax assets:		
Accruals and provisions	$ 54,488	$ 40,594
Contract obligations	91,754	90,849
Lease obligations	47,327	43,633
Asset retirement obligation	56,845	59,981
Goodwill	6,510	6,047
Tax losses	331,732	115,695
Interest limitation carried forward	74,788	26,943
Other	12,158	31,228
Gross deferred income tax assets	675,602	414,970
Valuation allowance [(1)]	(316,489)	(114,088)
Total deferred income tax assets, net of valuation allowance	359,113	300,882
Deferred income tax liabilities:		
Property, plant, equipment and mine development, principally due to differences in depreciation, depletion and asset impairments	(313,866)	(277,424)
Warehouse stock	(18,053)	(12,209)
Right of use asset	(44,085)	(41,947)
U.S. liability on foreign deferred taxes	—	—
Other	(6,358)	(6,039)
Total deferred income tax liabilities	(382,362)	(337,619)
Net deferred income tax liability	$ (23,249)	$ (36,737)

[(1)] As of December 31, 2025, the Company recorded a valuation allowance of $316.5 million (2024: $114.1 million) against deferred tax assets consisting predominantly of tax losses, land and goodwill. A valuation allowance must be established for deferred tax assets if it is "more-likely-than-not" that they will not be realized. The increase in the valuation allowance of $202.4 million for the year was predominantly driven by tax losses incurred in 2025 which have not been recognized. Under Australian tax law, tax losses may be carried forward indefinitely and utilized subject to meeting the tax loss recoupment rules, which broadly look at whether the Company has maintained the same majority ownership and control, and failing that, whether the Company has maintained a similar business. In the United States, tax losses may be carried forward indefinitely but can only be used to shelter 80% of future taxable income in any year.

For U.S. tax purposes, the group had tax losses carried forward of $140.0 million at December 31, 2025 (2024: $26.9 million) (tax effected). At December 31, 2025, the Australian tax consolidated group had tax losses of $179.3 million carried forward (2024: $80.4 million) (tax effected). A company, which is not part of the Australian tax consolidated group, had tax losses carried forward of $12.1 million at December 31, 2025 (2024: $10.6 million) (tax effected) for which an equal valuation has been recognized.

BEPS Pillar Two: Australian legislation enacted for global and minimum domestic taxes

In December 2024, the Australian Government enacted legislation that implemented key aspects of Pillar Two of the OECD/G20 Two-Pillar Solution which includes a 15% global minimum tax for large multinational enterprises. This legislation did not have any impact on the Company in the current year and will be monitored going forward.

On July 4, 2025, the One Big Beautiful Bill Act (the "Act") was signed into law. The legislation include a broad range of tax reform provisions affecting businesses including, but not limited to, the expansion of bonus depreciation, immediate expensing of domestic R&D costs, and revisions to the U.S. taxation of profits derived from international operations. The legislation has multiple effective dates, with certain provisions effective in fiscal year 2025 and others implemented through fiscal year 2027. The Act did not have a material impact on the Company's financial position and results of operations as of and for the fiscal year ended December 31, 2025.

Unrecognized Tax Benefits

The Company provides for uncertain tax positions, and the related interest and penalties, based upon management's assessment of whether a tax benefit is more likely than not to be sustained upon examination by

59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 60 tax authorities. To the extent that the anticipated tax outcome of these uncertain tax positions changes, such changes in estimate will impact the income tax provision in the period in which such determination is made. The Company recognizes accrued interest and penalties related to uncertain tax positions as a component of income tax expense. The effect of the total amount of unrecognized tax benefits, if recognized, would reduce our future effective tax rate. December 31, (US$ Thousands) 2025 2024 At beginning of the year $ 18,897 $ 20,784 Additions based on tax positions related to current year — 122 Additions for tax positions of prior years 992 2,342 Reductions for tax positions of prior year (including impacts due to lapse in statute) (586) (4,351) At end of the year 19,303 18,897 The return to provision adjustments for 2023 reflect a reduction due to results from the study conducted by specialists and the fact that the benefit was limited to taxable income. For the year ended December 31, 2025, the Company recorded interest of $1.5 million (2024: $0.5 million). The Company is subject to taxation in the United States and Australia. As of December 31, 2025, tax years 2021 to 2024 are open to review from taxation authorities in the United States. In Australia, tax years 2021 to 2024 are open to review. In 2025, material jurisdictions that are equal or greater than 5% of the total cash refund for taxes as disclosed including state taxes in West Virginia ($1.5 million). No federal or foreign taxes were paid or received during 2025. 21. Derivatives and Fair Value Measurement (a) Derivatives The Company may use derivative financial instruments to manage its financial risks in the normal course of operations, including foreign currency risks, commodity price risk related to purchase of raw materials (such as gas or diesel) and interest rate risk. Derivatives for speculative purposes are strictly prohibited under the Treasury Risk Management Policy approved by the Board of Directors. The financing counterparties to the derivative contracts potentially expose the Company to credit-related risk. Credit risk is the risk that a third party might fail to fulfill its performance obligations under the terms of the financial instrument. The Company mitigates credit risk ensuring derivative contracts are entered with counterparties with high credit quality and frequently monitoring their financial condition. Forward foreign currency contracts The Company’s Australian Operations utilize the cash generated from US$ denominated coal sales revenues to fund operating costs, which are predominantly in A$. During the year ended December 31, 2025, the Company entered into forward foreign currency contracts to hedge its foreign exchange exposure on a portion of the US$ denominated coal sales revenue at its Australian Operations, whose functional currency is A$. The aggregate notional amount of the outstanding forward foreign currency derivative contracts designated as cash flow hedges was $80.0 million as at December 31, 2025, with maturity dates varying from January 2026 to March 2026. Given the forward foreign currency contracts were designated as cash flow hedges, the unrealized gain of $2.5 million was recognized in “Accumulated other comprehensive loss” at December 31, 2025 in the audited Consolidated Balance Sheet, and will be reclassified into “Coal revenues” in the Consolidated Statements of Operations and Comprehensive Income in the period in which the hedged transaction impacts income, expected to be within the next 3 months. Refer to Note 22. “Accumulated Other Comprehensive Losses”. As of December 31, 2025, the Company recognized a derivative asset of $2.5 million in respect of forward foreign currency contracts unrealized gain, classified within “Other Current Assets.”

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 61 b) Fair Value of Financial Instruments The fair value of a financial instrument is the amount that will be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair values of financial instruments involve uncertainty and cannot be determined with precision. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels: Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date. Level 2 Inputs: Other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability. Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date. Financial Instruments Measured on a Recurring Basis As of December 31, 2025, the Company’s forward foreign currency contracts, a net derivative asset of $2.5 million, were required to be measured at fair value on a recurring basis based on a valuation that is corroborated by the use of market-based pricing (Level 2). As at December 31, 2024, there were no financial instruments required to be measured at fair value on a recurring basis. Other Financial Instruments The following methods and assumptions are used to estimate the fair value of other financial instruments as of December 31, 2025 and 2024: • Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, lease liabilities and other current financial liabilities: The carrying amounts reported in the Consolidated Balance Sheets approximate fair value due to the short maturity of these instruments. • Restricted deposits, lease liabilities, interest bearing liabilities and other financial liabilities: The fair values approximate the carrying amounts reported in the Consolidated Balance Sheets. • Interest bearing liabilities: The Company’s outstanding interest-bearing liabilities are carried at amortized cost. As of December 31, 2025, the fair value of the amounts drawn under the ABL Facility approximated the carrying value reported in the Consolidated Balance Sheet. As of December 31, 2025, the estimated fair value of the Notes was $366.9 million based upon quoted prices in a market that is not considered active (Level 2), and the estimated fair value of the Curragh Housing loan was $26.4 million based upon unobservable inputs (Level 3).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 62 22. Accumulated Other Comprehensive Losses The Company’s Accumulated Other Comprehensive Losses consisted of foreign currency translation adjustments for subsidiaries for which the functional currency is different to the Company’s functional currency (the U.S. dollar) and net unrealized gains (losses) from forward foreign currency contracts designated as cash flow hedge. (US$ thousands) Foreign currency translation adjustments Net unrealized gain on cash flow hedge - forward foreign currency contracts Total Balance at December 31, 2023 $ (89,927) $ — $ (89,927) Net current-period other comprehensive income (loss): Loss in other comprehensive income before reclassifications (10,524) — (10,524) Loss on long-term intra-entity foreign currency transactions (37,109) — (37,109) Total net current-period other comprehensive loss (47,633) — (47,633) Balance at December 31, 2024 (137,560) — (137,560) Net current-period other comprehensive income (loss): (Loss) gain in other comprehensive income before reclassifications (13,909) 3,683 (10,226) Gain on long-term intra-entity foreign currency transactions 28,546 — 28,546 Gain reclassified from accumulated other comprehensive losses — (1,204) (1,204) Tax effects — — — Total net current-period other comprehensive losses 14,637 2,479 17,116 Balance at December 31, 2025 $ (122,923) $ 2,479 $ (120,444)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 63 23. Commitments (a) Mineral Leases The Company leases mineral interests and surface rights from land owners under various terms and royalty rates. The future minimum royalties under these leases are as follows: (US$ thousands) Amount Year ending December 31, 2026 $ 3,992 2027 3,589 2028 3,558 2029 3,551 2030 6,200 Thereafter 18,219 Total $ 39,109 Mineral leases are not in scope of ASC 842 and continue to be accounted for under the guidance in ASC 932, Extractive Activities – Mining. (b) Other commitments As of December 31, 2025, purchase commitments for capital expenditures were $7.8 million, all of which will be payable within the next 12 months. In Australia, the Company has generally secured the ability to transport coal through rail contracts and coal export terminal contracts that are primarily funded through take-or-pay arrangements with terms ranging up to 10 years. In the U.S., the Company typically negotiates its rail and coal terminal on an annual basis. As of December 31, 2025, these Australian and U.S. commitments under take-or-pay arrangements totaled $618.3 million, of which $98.8 million will be payable within the next year, $201.5 million within 1-3 years, $210.0 million within 3-5 years and $108.1 million thereafter. 24. Contingencies Surety bond, letters of credit and bank guarantees In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank guarantees, letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company’s Consolidated Balance Sheets. Management does not expect any material losses to result from these guarantees or off-balance sheet financial instruments. For the U.S. Operations, in order to provide the required financial assurance for post-mining reclamation, the Company generally uses surety bonds. The Company uses surety bonds and bank letters of credit to collateralize certain other obligations including contractual obligations under workers’ compensation insurance. As of December 31, 2025, the Company had outstanding surety bonds of $20.0 million and outstanding bank guarantees of $10.0 million. For the Australian Operations, as at December 31, 2025, the Company had bank guarantees outstanding of $35.7 million, primarily in respect of certain rail and port take-or-pay arrangements of the Company. As of December 31, 2025, the Company, in aggregate, had total outstanding bank guarantees of $45.7 million to secure its obligations and commitments. Future regulatory changes relating to the above obligations could result in increased obligations, additional costs or additional collateral requirements. Restricted deposits – cash collateral As required by certain agreements, the Company had total cash collateral in the form of deposits of $141.7 million and $68.5 million as of December 31, 2025 and 2024, respectively, to provide back-to-back support for bank guarantees, other performance obligations, various other operating agreements and contractual obligations

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 64 under workers’ compensation insurance. These deposits are restricted and classified as “Non-current” assets in the Consolidated Balance Sheets. Future regulatory changes in relation to these obligations or deterioration of the Company’s credit rating could result in increased obligations, additional costs or additional collateral requirements. Stanwell Contingent Liability On November 27, 2025, the Company and Stanwell entered into the Second Amendment Deed which, among other things, waived the rebate amounts that would have otherwise been payable under the ACSA from January 1, 2026 until the final delivery date, which is expected to occur in the first half of 2027. Pursuant to the terms of the Second Amendment Deed, if a change of control occurs within two years of the amendment date, the Company must obtain Stanwell’s prior consent and, prior to the change of control occurring, pay all rebates waived plus interest. Additionally, if the Company’s current controlling shareholder ceases to control the Company by disposing of 20% or more of its shares, the Company must immediately pay all rebates waived by Stanwell plus interest. The potential obligation constitutes a contingent liability. However, the amount of such liability is subject to significant uncertainty due to its dependence on prevailing coal market prices during the waiver period and future coal export volumes. Both variables are inherently volatile and influenced by external factors beyond the Company’s control, including commodity price fluctuations, geopolitical developments, and market demand shifts. As a result, the Company does not believe it can reasonably estimate the amount of the potential obligation. From time to time, the Company is a party to other legal proceedings in the ordinary course of business in Australia, the U.S. and other countries where the Company does business. Based on current information, the Company believes that such other pending or threatened proceedings are likely to be resolved without a material adverse effect on its financial condition, results of operations or cash flows. In management’s opinion, the Company is not currently involved in any legal proceedings which, individually or in the aggregate, could have a material effect on the financial condition, results of operations and/or liquidity of the Company. 25. Related-Party Transactions Coronado Group LLC Under the Coronado Group LLC agreement (as amended, effective October 23, 2018), 2,900 management incentive units were designated and authorized for issuance to certain members of management to motivate and retain senior management. The incentive units are intended to allow key members of management to share in the profits of the Company after certain returns are achieved by the equity investors. The incentive units constitute “profit interests” for the benefit of senior management in consideration of services rendered and to be rendered. Coronado Coal LLC and Coronado II LLC merged to form Coronado Group LLC in July 2015. Coronado IV LLC was merged into Coronado Group LLC, the Company’s controlling stockholder, on June 30, 2016. Under the updated formation agreement dated June 30, 2016, the 2,500 units issued upon the initial formation of Coronado Group LLC were replaced by the new incentive units. At December 31, 2025 and 2024, 2,900 management incentive units were outstanding. The incentive units are comprised of three tiers, which entitle the holders to receive distributions from Coronado Group LLC subordinate to the distributions to be received by its members. As of December 31, 2025 and 2024, a portion of the authorized units had been allocated to various members of the Company’s management including Mr. Garold Spindler, our former CEO and current Executive Chair, who is also member of Coronado Group LLC. Stockholder’s Agreement and Registration Rights and Sell-Down Agreement As of December 31, 2025, Coronado Group LLC had aggregate beneficial ownership of 50.4% of the Company’s shares. On September 24, 2018, Coronado Group LLC and the Company entered into a Stockholder’s Agreement and a Registration Rights and Sell-Down Agreement which govern the relationship between Coronado Group LLC and the Company for so long as the funds managed by The Energy & Minerals Group, or EMG Group, beneficially own in the aggregate at least 50% of our outstanding shares of common stock (including shares of common stock underlying CDIs), including certain governance matters relating to the Company. Under this Agreement, Coronado Group LLC has the ability to require the Company to register its shares under the U.S. Securities Exchange Act of 1934 and to provide assistance to Coronado Group LLC in selling some or all of its shares (including in the form of CDIs).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) 65 The Stockholder’s Agreement provides for the following: • Consent rights: Coronado Group LLC (or its successors or permitted assigns) will have certain consent rights, whereby certain specified actions require approval by Coronado Group LLC prior to these actions being undertaken; • Provision of information to Coronado Group LLC: There are information sharing arrangements relating to the provision of financial and other information by the Company and its subsidiaries to Coronado Group LLC entities, and the Company is required to cooperate with and assist Coronado Group LLC in connection with any financing (or refinancing) undertaken by the Company; • Pro rata issuances: While Coronado Group LLC entities beneficially own in the aggregate at least 10% of the outstanding Shares, unless Coronado Group LLC (or its successors or permitted assigns) agrees otherwise, issuances of equity securities must have been offered to the Coronado Group LLC entities in respect of their pro rata shares, and any equity securities to be allocated by the Company under a share incentive plan will be sourced by purchasing them in the market rather than by issuing them; and • Board rights: Coronado Group LLC has certain rights regarding the board including the right, but not the obligation, to designate the Directors to be included in the membership of any board committee, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules. Relationship Deed On September 24, 2018, the Company and Coronado Group LLC entered into a Relationship Deed under which the Company provides a number of indemnities in favor of Coronado Group LLC, including in relation to certain matters related to its ASX initial public offering, or Australian IPO, and also certain guarantees that have in the past been provided or arranged by Coronado Group LLC and its affiliates in support of Company obligations. Under the Relationship Deed, Coronado Group LLC also agrees to indemnify the Company in relation to certain Australian IPO-related matters and reimburse certain costs.

A member firm of Ernst & Young Global Limited Liability limited by a scheme approved under Professional Standards Legislation Ernst & Young 111 Eagle Street Brisbane QLD 4000 Australia GPO Box 7878 Brisbane QLD 4001 Tel: +61 7 3011 3333 Fax: +61 7 3011 3100 ey.com/au Report of Independent Auditors To the Shareholders and the Board of Directors of Coronado Global Resources Inc. Opinion We have audited the consolidated financial statements of Coronado Global Resources Inc. (the Company), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”) detailed in the Company’s Appendix 4E provided to the Australian Securities Exchange (“ASX”) under Listing Rule 4.3A. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in conformity with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued. Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. 66

A member firm of Ernst & Young Global Limited Liability limited by a scheme approved under Professional Standards Legislation In performing an audit in accordance with GAAS, we: Exercise professional judgment and maintain professional skepticism throughout the audit. Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed. Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements. Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. Ernst & Young Brisbane, Australia February 24, 2026 67